SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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LENNAR CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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700 Northwest 107th Avenue
Miami, Florida 33172
(305) 559-4000

Notice of 2011 Annual Meeting of Stockholders

To the Stockholders of Lennar Corporation:

This is to notify you that the 2011 Annual Meeting of Stockholders of Lennar Corporation will be held at our offices at 700 Northwest 107th Avenue, Second Floor, Miami, Florida 33172 on Wednesday, April 13, 2011, at 11:00 a.m. Eastern Time, for the following purposes:

1.	To elect nine Directors to serve until the next Annual Meeting of Stockholders;

2.	To have an advisory vote on the Company’s compensation of executive officers (a non-binding “say-on-pay” vote);

3.	To have an advisory vote on how frequently stockholders should vote on the Company’s compensation of executive officers (a non-binding “say-on-frequency” vote);

4.	To vote on proposed amendments to Sections 7.1 through 7.4 of the Company’s Bylaws;

5.	To vote on a proposed amendment to Article XI of the Company’s Bylaws;

6.	To ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending November 30, 2011;

7.	To act on a stockholder proposal regarding the Company’s building practices; and

8.	To act upon any other matters that properly come to a vote at the annual meeting.

Only stockholders of record at the close of business on February 16, 2011 will be entitled to notice of and to vote at the meeting or any adjournment of the meeting.

We cordially invite you to attend the annual meeting in person. However, whether or not you plan to attend the meeting in person, it is important that your shares are represented at the meeting. We ask that you either vote your shares or return the enclosed proxy card at your earliest convenience. If you give a proxy, you may revoke it at any time before it is used.

By Order of the Board of Directors

Mark Sustana
Secretary and General Counsel

Miami, Florida
March 3, 2011

700 Northwest 107th Avenue
Miami, Florida 33172
(305) 559-4000

2011 Annual Meeting of Stockholders

Proxy Statement

Solicitation of Proxies

Our Board of Directors is soliciting the accompanying proxy in connection with matters to be considered at our 2011 Annual Meeting of Stockholders to be held at our offices at 700 Northwest 107th Avenue, Second Floor, Miami, Florida 33172 on Wednesday, April 13, 2011 at 11:00 a.m. Eastern Time. The individuals named on the proxy card will vote all shares represented by proxies in the manner designated or, if no designation is made, they will vote as follows:

(1)	FOR each of the nine nominees named in this proxy statement for election to the Board of Directors;

(2)	FOR approval of the Company’s compensation of executive officers;

(3)	For holding a non-binding vote every ONE year regarding approval of the Company’s compensation of executive officers;

(4)	FOR approval of the amendments to Sections 7.1 through 7.4 of the Company’s Bylaws described below;

(5)	FOR approval of the amendment to Article XI of the Company’s Bylaws described below;

(6)	FOR the ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending November 30, 2011;

(7)	AGAINST the stockholder proposal regarding the Company’s building practices; and

(8)	In their best judgment with respect to any other matters that properly come to a vote at the annual meeting.

The individuals who act as proxies will not vote shares that are the subject of a proxy card on a particular matter if the proxy card instructs them to abstain from voting on that matter or to the extent the proxy card is marked to show that some of the shares represented by the proxy card are not to be voted on that matter.

Record Date

Only stockholders of record at the close of business on February 16, 2011 will be entitled to notice of or to vote at this annual meeting or any adjournment of the meeting. On or about March 3, 2011, we are mailing a Notice of Availability of Proxy Materials, which describes how to obtain copies of this proxy statement, to all stockholders of record on February 16, 2011.

Shares Outstanding and Voting Rights

We have two classes of voting stock outstanding, Class A common stock and Class B common stock. At February 16, 2011, 155,628,595 shares of Class A common stock were outstanding and 31,303,197 shares of

Class B common stock were outstanding. Each outstanding share of Class A common stock entitles the holder to one vote. Each outstanding share of Class B common stock entitles the holder to ten votes.

Counting Votes

The inspector of election appointed for the meeting will count the votes cast by proxy or in person at the annual meeting. A majority in voting power, and not less than one-third in number, of the shares entitled to vote, represented in person or by proxy, will constitute a quorum for the transaction of business at the annual meeting. Our 401(k) plan provides that the trustee of the 401(k) plan will vote the shares of our common stock that are not directly voted by the participants. Shares as to which there are abstentions, and shares held by brokers that are not voted as to particular proposals, will nonetheless be included in determining if a quorum is present or represented at the annual meeting. Brokers who hold shares in street name for customers will not be able to vote the shares without instructions from their customers with respect to any of the proposals, other than the proposal to ratify the selection of our auditors. Shares for which brokers have not received instructions, and which therefore are not voted, with respect to a particular proposal are referred to as “broker non-votes” with respect to that proposal. Neither abstentions from voting on a proposal described in this proxy statement nor broker non-votes will affect the outcome of the vote on that proposal.

Voting Requirements

Each Director will be elected by a plurality of the votes cast with regard to the election of Directors by the holders of shares of our Class A and Class B common stock, voting together as a single class. A majority of the votes cast by the holders of shares of our Class A and Class B common stock, voting together as a single class, is required to approve any of the other proposals (including the stockholder proposal), except that with regard to the advisory vote on how frequently our stockholders should vote on the compensation of our executive officers, the number of years (1, 2 or 3) that receives the highest number of votes will be deemed to be preferred by our stockholders.

How to Vote

To vote by mail:

(1)	Mark, sign and date your proxy card; and
(2)	Return your proxy card in the enclosed envelope.

To vote over the Internet:

(1)	Have your notice and proxy card available;
(2)	Log on to the Internet and visit the website noted on your proxy card;
(3)	Follow the instructions provided; and
(4)	Do not mail your proxy card.

To vote by telephone:

(1)	Have your notice and proxy card available;
(2)	Call the toll-free number listed on your proxy card;
(3)	Follow the recorded instructions; and
(4)	Do not mail your proxy card.

To vote in person if you are a registered stockholder:

(1)	Attend our annual meeting;
(2)	Bring a valid government issued photo identification; and
(3)	Deliver your completed proxy card or ballot in person.

To vote in person if your shares are held in “street name” (through a bank or broker):

(1)	Attend our annual meeting;
(2)	Bring a valid government issued photo identification; and

(3)	Obtain from your bank or broker a document that authorizes you to vote the shares that are held for your benefit, attach that document to your completed proxy card or ballot and deliver it in person.

Revoking Your Proxy

You may revoke your proxy at any time before it is used:

(1)	In person at the annual meeting;

(2)	By a writing delivered to our offices before the proxy is used; or

(3)	By a later-dated proxy delivered to our offices before the proxy is used.

Your presence at the meeting will not revoke your proxy, but if you attend the meeting and cast a ballot with regard to a matter, you will revoke your proxy as to that matter.

Cost and Method of Solicitation

We will bear the cost of soliciting proxies. We are soliciting proxies by mail and, in addition, our Directors, officers and employees (“associates”) may solicit proxies personally or by telephone. We will not reimburse any Director, officer or associate for their solicitation. We will reimburse custodians, brokerage houses, nominees and other fiduciaries for the cost of sending proxy materials to beneficial owners.

Principal Stockholders

The following table shows stock ownership information as of February 16, 2011 with respect to each of our stockholders who is known by us to be a beneficial owner of more than 5% of either class of our outstanding common stock. To the best of our knowledge, and except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

		Amount and Nature
		of Beneficial		Percent of
Name and Address of Beneficial Owner	Title of Class	Ownership		Class(7)

Stuart A. Miller	Class B Common Stock	21,409,783(1	)(2)	68.4%
700 Northwest 107th Avenue Miami, FL 33172
FMR LLC	Class A Common Stock	27,734,983(3)		17.8%
82 Devonshire Street Boston, MA 02109
BlackRock, Inc.	Class A Common Stock	8,595,120(4)		5.5%
40 East 52nd Street New York, NY 10022
Taube Hodson Stonex Partners LLP	Class A Common Stock	8,282,270(5)		5.3%
Cassini House 1st Floor 57-59 St. James’s Street London, SW1A 1LD, England
Moab Partners, L.P.	Class B Common Stock	1,566,654(6)		5.0%
15 East 62nd Street New York, New York 10065

(1)	Mr. Miller, his brother and his sister are trustees and beneficiaries of trusts that directly or indirectly hold controlling and substantial limited partner interests in two partnerships (Mr. Miller, his brother and sister also directly own minor limited partnership interests in the two partnerships), which together own 21,204,314 of the shares of Class B common stock reflected in this table. Mr. Miller is the sole officer and the sole director of the corporation that owns the general partner interests in the partnerships and Mr. Miller has sole voting and dispositive power over these shares. Because of that, Mr. Miller is shown as the beneficial owner of the shares held by the partnerships, even though he has only a limited pecuniary interest in those shares. In addition, Mr. Miller has shared voting and investment power with respect to 104,262 of the shares of Class B common stock reflected in this table.
(2)	Includes 97,730 shares of Class B common stock owned by Mr. Miller, 1,857 shares of Class B common stock allocated to Mr. Miller’s account under the Company’s Employee Stock Ownership Plan and options to purchase 1,620 shares of Class B common stock held by Mr. Miller, which are currently exercisable or will become exercisable within 60 days after February 16, 2011.
(3)	Based on Amendment No. 5 to the stockholder’s Schedule 13G, filed on February 14, 2011. Fidelity Management & Research Company, a registered investment adviser and a wholly-owned subsidiary of FMR LLC, beneficially owns 27,531,937 shares of Class A common stock as a result of acting as investment adviser to various registered investment companies (the “Funds”). One Fund, Fidelity Magellan Fund, owns 13,380,585 shares of Class A common stock. Edward C. Johnson 3d has effective control of FMR LLC, and therefore may be deemed to be the beneficial owner of all shares of which FMR LLC is beneficial owner. FMR LLC has sole voting power with regard to 203,046 shares and sole dispositive power as to all 27,734,983 shares.
(4)	Based on the stockholder’s Schedule 13G, filed on February 7, 2011.
(5)	Based on the stockholder’s Schedule 13G, filed on May 20, 2010.
(6)	Based on the stockholder’s Schedule 13G, filed on February 7, 2011. Moab Capital Partners, LLC, as investment adviser to Moab Partners, L.P., and Michael N. Rothenberg and David A. Sackler, as part owners and managing members of Moab Capital Partners, LLC, may be deemed to be beneficial owners of the shares held by Moab Partners, L.P.
(7)	Percent of Class is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, based on the total issued and outstanding shares of the class indicated as of February 16, 2011.

Stock Ownership of Our Management

The following table shows beneficial ownership information as of February 16, 2011 for (1) each of our current Directors, (2) each of the “named executive officers” who are listed in the “Summary Compensation Table” and (3) all of our current Directors and executive officers as a group. The share amounts and ownership percentages shown for each individual in the table include shares of Class A or Class B common stock that are not currently outstanding but which the individual may acquire upon exercise of options held by that individual that are currently exercisable or will become exercisable within 60 days after February 16, 2011. To the best of our knowledge, and except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all the shares of common stock shown as beneficially owned by them.

	Class of Common Stock
	Class A Common Stock			Class B Common Stock
	Amount and			Amount and
	Nature of			Nature of
	Beneficial		Percent of	Beneficial		Percent of
Name of Beneficial Owner	Ownership		Class(10)	Ownership		Class(10)

Rick Beckwitt	1,000,000	(1)	*	—		*
Diane J. Bessette	213,584	(2)	*	8,159	(2)	*
Irving Bolotin	124,508	(3)	*	15,288		*
Steven L. Gerard	20,618	(3)	*	850		*
Theron I. (“Tig”) Gilliam	3,900	(4)	*	—		*
Bruce E. Gross	587,450	(5)	*	72,382	(5)	*
Sherrill W. Hudson	23,500	(3)	*	5,000		*
Jonathan M. Jaffe	1,348,618	(6)	*	50,905	(6)	*
R. Kirk Landon	47,300	(3)	*	22,380		*
Sidney Lapidus	206,842	(3)	*	39,996		*
Stuart A. Miller	2,130,047	(7)	1.4%	21,409,783	(8)	68.4%
Donna E. Shalala	15,000	(3)	*	200		*
Jeffrey Sonnenfeld	15,604	(3)	*	—		*
Directors and Officers as a Group (15 persons)	5,948,066	(9)	3.8%	21,626,572	(9)	69.1%

*	less than 1%
(1)	Includes options to purchase 300,000 shares of Class A common stock.
(2)	Includes options to purchase 34,000 shares of Class A and 1,400 shares of Class B common stock.
(3)	Includes options to purchase 7,500 shares of Class A common stock.
(4)	Includes options to purchase 2,500 shares of Class A common stock.
(5)	Includes options to purchase 143,000 shares of Class A and 1,800 shares of Class B common stock.
(6)	Includes options to purchase 254,000 shares of Class A and 400 shares of Class B common stock.
(7)	Includes options to purchase 16,202 shares of Class A common stock. In addition, Mr. Miller has shared voting and investment power with respect to 182,650 shares of Class A common stock reflected in this table.
(8)	Includes options to purchase 1,620 shares of Class B common stock. Mr. Miller, his brother and his sister are trustees and beneficiaries of trusts that directly or indirectly hold controlling and substantial limited partner interests in two partnerships (Mr. Miller, his brother and sister also directly own minor limited partnership interests in the two partnerships), which together own 21,204,314 of the shares of Class B common stock reflected in this table. Mr. Miller is the sole officer and the sole director of the corporation that owns the general partner interests in the partnerships and Mr. Miller has sole voting and dispositive power over these shares. Because of that, Mr. Miller is shown as the beneficial owner of the shares held by the partnerships, even though he has only a limited pecuniary interest in those shares. In addition, Mr. Miller has shared voting and investment power with respect to 104,262 of the shares of Class B common stock reflected in this table.
(9)	Includes options to purchase 833,902 shares of Class A and 5,640 shares of Class B common stock.
(10)	Percent of Class is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, based on the total issued and outstanding shares of the class indicated as of February 16, 2011.

Because each outstanding share of Class B common stock entitles the holder to ten votes and each outstanding share of Class A common stock entitles the holder to one vote, as of February 16, 2011, Mr. Miller had the power to cast 216,195,523 votes, which is 46.1% of the combined votes that can be cast by all the holders of Class A common stock and Class B common stock, and all of our Directors and executive officers as a group had the power to cast 221,323,532 votes, which is 47.2% of the combined votes that can be cast by all the holders of Class A common stock and Class B common stock.

Board of Directors

Our Board of Directors is responsible for overseeing the management of our business. We keep Directors informed of our business at meetings and through reports and analyses presented to the Board of Directors and committees of the Board. Regular communications between the Directors and management also occur apart from meetings of the Board of Directors and committees of the Board. Specifically, from time to time the Board schedules calls with senior management to discuss the Company’s business strategies.

Our Board of Directors currently consists of nine members, each of whom has a term that ends at the time of the next Annual Meeting of Stockholders. Each of the nominees is currently a director and has been nominated for re-election to the Board.

The following table provides information about the nominees for election as Directors.

		Director
Director Nominees	Age	Since

Irving Bolotin	78	1974
Steven L. Gerard	65	2000
Theron I. (“Tig”) Gilliam	46	2010
Sherrill W. Hudson	68	2008
R. Kirk Landon	81	1999
Sidney Lapidus(1)	73	1997
Stuart A. Miller(1)	53	1990
Donna E. Shalala	70	2001
Jeffrey Sonnenfeld	56	2005

(1)	Member of our Executive Committee.

At our 2011 annual meeting, the persons named in the accompanying proxy will vote FOR the election of each of the persons listed above to serve as a member of our Board of Directors until our next Annual Meeting of Stockholders, except to the extent that particular proxies contain instructions to do otherwise.

Biographical Information about Our Director Nominees

Irving Bolotin has served as a Director of our company since 1974. Mr. Bolotin is currently retired. From 1972 until his retirement in December 1998, Mr. Bolotin served as a Senior Vice President of our company. During the past five years, Mr. Bolotin has served, and he currently serves, on the Boards of Directors of Rechtien International Trucks, Inc. and WPBT Channel 2. We believe Mr. Bolotin is particularly suited to contribute as a Director because of the extensive knowledge of homebuilding he obtained during the many years he was a member of our senior management.

Steven L. Gerard has served as a Director of our company since May 2000. Since October 2000, Mr. Gerard has served as a director and Chief Executive Officer of CBIZ, Inc., a provider of professional business services to individuals and companies throughout the United States. Mr. Gerard was elected Chairman of CBIZ, Inc. in October 2002. From July 1997 to October 2000, Mr. Gerard served as Chairman and Chief Executive Officer of Great Point Capital, Inc., an operations and financial consulting firm. From September 1992 to July 1997, Mr. Gerard served as Chairman and Chief Executive Officer of Triangle Wire & Cable, Inc., and its successor, Ocean View Capital, Inc., a manufacturer of residential, commercial and industrial wire and cable products. Prior to that, Mr. Gerard spent sixteen years in various corporate finance and banking positions at Citibank, N.A. and spent seven years at the American Stock Exchange, last serving as Vice President of its Securities Division. During the past five years, in addition to serving on the Board of CBIZ, Inc., Mr. Gerard has served on the Boards of Directors of The Fairchild Corporation, Timco Aviation Services, Inc and Joy Global, Inc. He currently is a director and a member of the Human Resources and Nominating Committee and the Audit Committee of Joy Global, Inc. We believe Mr. Gerard is particularly suited to contribute as a Director because of his experience as the chief executive officer and in other senior management positions of significant companies for many years.

Theron I. (“Tig”) Gilliam became a Director in June 2010. Mr. Gilliam is Regional Head of North America and a member of the Executive Committee at Addeco Group SA, a human resources, temporary staffing and recruiting firm. From 2002 until he joined Addeco in March 2007, Mr. Gilliam was with International Business Machines, serving among other things as the Global Supply Chain Management Leader for IBM Global Business Services. Mr. Gilliam was a partner with PricewaterhouseCoopers Consulting until it was acquired by IBM in October 2002. We believe Mr. Gilliam’s expertise in matters related to supply chain management and human resources will enable him to make important contributions to our Board of Directors.

Sherrill W. Hudson has served as a Director of our Company since January 2008. Mr. Hudson is the Executive Chairman of TECO Energy, Inc. From 2004 until August 2010, he was the Chief Executive Officer of TECO Energy. Prior to joining TECO Energy in July 2004, Mr. Hudson spent 37 years with Deloitte & Touche LLP until he retired in 2002. Mr. Hudson is a member of the Florida Institute of Certified Public Accountants. In addition to serving on the Board of TECO Energy, Mr. Hudson currently is a director of Publix Supermarkets, Inc. During the past five years, he also served on the board of directors of The Standard Register Company. We believe Mr. Hudson is particularly suited to contribute as a Director because of his extensive knowledge of accounting and his management experience.

R. Kirk Landon has served as a Director of our company since January 1999. Since 1996, Mr. Landon has served as the President of The Kirk Foundation and President of The Kirk A. and Dorothy P. Landon Foundation. From 2001 to 2007, Mr. Landon served as Chairman of Orange Clothing Company, a clothing manufacturing company. From 1993 until 2006, Mr. Landon served as Chairman of Innovative Surveillance Technology, a provider of surveillance equipment. From 1977 to 1995 he served as president, and then chief executive officer, of American Bankers Insurance Company of Florida and American Bankers Life Assurance Company of Florida. From 1991 to 1998, he served as Chairman and a Director of the Federal Reserve Bank of Atlanta (Miami branch). From 1983 until 2004, Mr. Landon served on the Board of Trustees of Barry University and from 2005 to 2010, he served on the Board of Trustees of Florida International University. We believe Mr. Landon is particularly suited to contribute as a Director because of his background in insurance and bank regulatory matters.

Sidney Lapidus has served as a Director of our company since April 1997. Mr. Lapidus is a retired partner of Warburg Pincus LLC, a private equity investment firm, and was with Warburg Pincus from 1967 until his retirement at the end of 2007. During the past five years, Mr. Lapidus has served, and he currently serves, on the board of directors of Knoll, Inc. and The Neiman Marcus Group, Inc., as well as a number of non-profit organizations. We believe Mr. Lapidus is particularly suited to contribute as a Director because of the extensive knowledge of business enterprises (including homebuilding companies) and corporate governance he gained as a partner in a private equity investment firm and as a director of a number of publicly and privately owned companies.

Stuart A. Miller has served as a Director of our company since April 1990 and has served as our President and chief executive officer since April 1997. If our stockholders approve the bylaw amendments that are the subject of Proposal 4, Mr. Miller will cease to be our President, but will hold the newly created office of Chief Executive Officer and will continue to be our chief executive officer. From 1997 until 2005, Mr. Miller served as the Chairman of the Board of LNR Property Corporation, a company that invests in commercial real estate and real estate-related securities, which was a wholly-owned subsidiary of ours until it was spun-off in October 1997. We believe Mr. Miller is particularly suited to contribute as a Director because he is our chief executive officer and has extensive knowledge of our company, its operations and its strategic plans.

Donna E. Shalala has served as a Director of our company since April 2001. Since June 2001, Ms. Shalala has served as the President of the University of Miami, a private higher-education institution, as well as a Professor of Political Science. From January 1993 until January 2001, Ms. Shalala served as the U.S. Secretary of Health and Human Services. From 1987 until 1993, Ms. Shalala served as a Professor of Political Science and Chancellor of the University of Wisconsin-Madison. Ms. Shalala also served as a

Professor of Political Science and President of Hunter College from 1980 to 1987 and as Assistant Secretary for Policy Development and Research of the Department of Housing and Urban Development during the Carter administration. A distinguished political scientist, she has served widely in the areas of education, urban housing and health policy. During the past five years, Ms. Shalala has served, and she currently is serving, on the board of directors of Gannett Co., Inc. and Mednax, Inc., and as a member of the Council on Foreign Relations. During the past five years, Ms. Shalala had served on the board of directors of UnitedHealth Group. We believe Ms. Shalala is particularly suited to contribute as a Director because of the knowledge of government she obtained as a professor of political science, an Assistant Secretary of the Department of Housing and Urban Planning and as the Secretary of Health and Human Services, as well as the knowledge of management she has gained as the President of a major university.

Jeffrey Sonnenfeld has served as a Director of our company since September 2005. Mr. Sonnenfeld has served as the Senior Associate Dean for Executive Programs and the Lester Crown Professor-in-the-Practice of Management for the Yale School of Management since 2001. In 1989, Mr. Sonnenfeld founded the Chief Executive Leadership Institute of Yale University, and he has served as its President since that time. During the past five years, Mr. Sonnenfeld had served on the board of directors of Levity HR, Inc. and TheStreet.com. We believe Mr. Sonnenfeld is particularly suited to contribute as a Director because of his business acumen and experience, as well as his exceptional work in the areas of corporate governance and leadership development as part of the Chief Executive Leadership Institute that he founded and of which he is the President.

Corporate Governance

     Structure of our Board

Until 2006, we had both a Chairman of the Board and a chief executive officer. When the then Chairman of the Board died in 2006, we did not replace him. Instead, we have a Lead Director, who presides over Board meetings and presides at all meetings of our independent Directors. Our Board believes that arrangement works well for us, because all but one of our directors (our chief executive officer) is independent, and our Lead Director can cause the independent Directors to meet at any time. Therefore, the Lead Director can at any time bring to the attention of a majority of the Directors any matters he thinks should be addressed by the Board and the independent Directors can, if they wish, cause the entire Board to meet in order to address matters. On the other hand, the Lead Director does not have any functions that might impair, or appear to impair, his independence.

     Meeting Attendance

Our Board of Directors normally meets quarterly, but holds additional meetings as required. Under our Corporate Governance Guidelines, each Director is required to attend substantially all meetings of the Board. During fiscal 2010, the Board of Directors met eight times. Each Director attended at least 75% of (1) the total number of meetings of the Board of Directors held while that Director was serving on our Board, and (2) the total number of meetings of each committee of the Board on which he or she was serving. It is our policy to encourage Directors and nominees for Director to attend the annual meeting of stockholders. All members of our Board attended last year’s annual meeting of stockholders.

     Independent Directors

Our Board of Directors has unanimously determined that eight of our nine Directors, Messrs. Bolotin, Gerard, Gilliam, Hudson, Landon, Lapidus and Sonnenfeld and Ms. Shalala, are “independent” Directors under the Director Qualification Standards set forth in our Corporate Governance Guidelines, which are consistent with the New York Stock Exchange Corporate Governance Standards. After considering any relevant transactions or relationships between each Director, or any of his or her family members, and the

Company, our senior management and our independent registered public accounting firm, the Board of Directors has affirmatively determined that none of the independent Directors has a material relationship with us (either directly, or as a partner, stockholder, officer or affiliate of an organization that has a relationship with us), other than as a member of our Board of Directors.

Mr. Lapidus serves as our Lead Director. In this capacity, Mr. Lapidus presides over Board meetings in the absence of a Chairman (we have not had a Chairman since our former Chairman’s death in 2006) and presides at all meetings of our independent Directors. In connection with our regularly scheduled board meetings, our independent Directors regularly meet in executive sessions that exclude our non-independent Director and management. Mr. Lapidus presides over these executive sessions.

     Committees of the Board of Directors

Our Board of Directors has established an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, an Executive Committee and an Independent Directors Committee. We provide information about each of these committees below.

     Audit Committee

The Audit Committee consists of Messrs. Hudson (Chairperson), Bolotin, Gerard and Landon. Our Board of Directors has determined that all the members of the Audit Committee are independent, and have all other required qualifications for service on our Audit Committee, under the New York Stock Exchange Corporate Governance Standards and the applicable rules of the Securities and Exchange Commission. Our Board of Directors has also determined that Mr. Gerard and Mr. Hudson are audit committee financial experts, as that term is defined in SEC Regulation S-K. The Audit Committee met ten times during fiscal 2010.

Our Board of Directors has adopted a charter for the Audit Committee. A copy of the Audit Committee Charter is available on our website at www.lennar.com and is available in print to any stockholder who requests a copy from us. Under its charter, the principal functions of the Audit Committee are:

(1)	to oversee the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent registered public accounting firm’s qualifications, independence and performance and our internal auditors’ performance;

(2)	to prepare the report that appears in our annual meeting proxy statement; and

(3)	to provide an open line of communication among our independent registered public accounting firm, our internal auditors, our management and our Board of Directors.

The Audit Committee’s responsibilities also include direct supervision of our internal auditors; selecting and determining the compensation of our independent registered public accounting firm; pre-approving all audit and non-audit services provided to us by our independent registered public accounting firm; meeting regularly with our independent registered public accounting firm, our management and our internal auditors; reviewing any issues regarding accounting or internal control over financial reporting, including any significant deficiencies or material weaknesses in our internal control over financial reporting reported to the Audit Committee by our chief executive officer or our chief financial officer; receiving and reviewing complaints regarding accounting, internal control over financial reporting or auditing matters, including anonymous submissions by associates and others regarding questionable accounting or auditing matters; and reviewing with our counsel legal compliance and legal matters that could have a significant impact on our financial statements.

     Compensation Committee

The Compensation Committee consists of Messrs. Gerard (Chairperson), Hudson and Landon. Our Board of Directors has determined that all the members of the Compensation Committee are independent under the New York Stock Exchange Corporate Governance Standards. The Compensation Committee met four times during fiscal 2010.

Our Board of Directors has adopted a charter for the Compensation Committee. A copy of the Compensation Committee Charter is available on our website at www.lennar.com and is available in print to any stockholder who requests a copy from us. The Compensation Committee’s principal functions are:

(1)	to recommend to the full Board of Directors the compensation of our principal executive officer;

(2)	to set compensation policies and programs and review management decisions regarding compensation of our senior executives, other than our principal executive officer;

(3)	to review the performance of our principal executive officer and our other executive officers;

(4)	to review with management the Compensation Discussion and Analysis that is prepared for inclusion in our proxy statement and to recommend whether that Compensation Discussion and Analysis should be included in the proxy statement; and

(5)	to prepare the Compensation Committee Report that appears in our proxy statement.

In addition, the Compensation Committee makes recommendations to the Board of Directors regarding incentive-compensation plans and equity-based plans that will apply to our senior management. The Compensation Committee has the authority to engage compensation consultants. The Compensation Committee has not sought an analyses of our compensation programs since an analysis was performed by Hewitt Associates in 2007.

Under the Lennar Corporation 2007 Equity Incentive Plan, the Compensation Committee has the authority to delegate all or a part of its duties with respect to awards under that Plan to management (excluding awards intended to qualify for an exemption under Section 162(m) of the Internal Revenue Code, awards made to individuals covered by Section 16 of the Securities Exchange Act, and awards issued to any person delegated authority by the Compensation Committee). Under the Lennar Corporation 2007 Incentive Compensation Plan, the Compensation Committee has the authority to delegate all or a part of its duties with respect to bonuses under the plan to management (excluding bonuses intended to qualify for an exemption under Section 162(m) of the Internal Revenue Code).

A further description of the Compensation Committee’s processes and procedures for considering and determining executive compensation is contained in the “Compensation Discussion and Analysis” section of this Proxy Statement.

     Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee consists of Ms. Shalala (Chairperson), Mr. Bolotin and Mr. Sonnenfeld. Our Board of Directors has determined that all the members of the Nominating and Corporate Governance Committee are independent under the New York Stock Exchange Corporate Governance Standards. The Nominating and Corporate Governance Committee met four times during fiscal 2010.

Our Board of Directors has adopted a charter for the Nominating and Corporate Governance Committee. A copy of the Nominating and Corporate Governance Committee Charter is available on our website at www.lennar.com and is available in print to any stockholder who requests a copy from us. Under its charter, the principal functions of the Nominating and Corporate Governance Committee are:

(1)	to identify individuals qualified to serve on the Board;

(2)	to recommend the persons the Board should nominate for election at our annual meeting of stockholders;

(3)	to develop and recommend to the Board corporate governance guidelines applicable to us; and

(4)	to oversee the evaluation of the Board and management.

The Nominating and Corporate Governance Committee has authority to identify and evaluate director nominees from many sources, including nominees recommended by stockholders in accordance with the procedures described below. The Nominating and Corporate Governance Committee reviews the personal characteristics and professional competencies of director candidates with the Board members to ensure that the nominees selected are those best suited, from a corporate governance standpoint, to join our Board and oversee our strategies and operations.

The Nominating and Corporate Governance Committee and the Board of Directors have determined that a Director should have the following characteristics, as set forth in our Corporate Governance Guidelines:

•	Ability to comprehend our strategic goals and to help guide us towards the accomplishment of those goals;

•	A history of conducting his/her own personal and professional affairs with the utmost integrity and observing the highest standards of values, character and ethics;

•	Time availability for in-person participation and to be present at the annual meeting of stockholders;

•	Willingness to demand that our officers and associates insist upon honest and ethical conduct throughout the company;

•	Knowledge of, and experience with regard to, at least some of the following: (a) real estate properties, loans and securities, including any lending and financing activities related thereto; (b) public company regulations imposed by the Securities and Exchange Commission and the New York Stock Exchange, amongst others; (c) portfolio and risk management; (d) the major geographic locations within which we operate; (e) sound business practices; and (f) accounting and financial reporting; and

•	If applicable, ability to satisfy the criteria for independence established by the Securities and Exchange Commission and the New York Stock Exchange, as they may be amended from time-to-time.

The Nominating and Corporate Governance Committee has not considered racial or ethnic diversity in evaluating possible directors. It does not believe race or ethnic background is relevant to a person’s qualifications to serve on the Board. While it recognizes the benefits of diversity of training and experience, it does not believe that race or ethnic background significantly affects a person’s ability to contribute to our Board.

The Nominating and Corporate Governance Committee will consider candidates recommended by stockholders. If a stockholder wishes to recommend a nominee for director, the stockholder should mail a recommendation to the Company containing the following information:

•	The recommending stockholder’s name and contact information;

•	The candidate’s name and contact information;

•	A brief description of the candidate’s background and qualifications;

•	The reasons why the recommending stockholder believes the candidate would be well suited for the Board;

•	A written statement by the candidate that the candidate is willing and able to serve on the Board;

•	A written statement by the recommending stockholder that the candidate meets the criteria established by the Board; and

•	A brief description of the recommending stockholder’s ownership of our common stock and the period during which such shares have been held.

In making its determination whether to recommend that the Board of Directors nominate a candidate who has been recommended by a stockholder, the Nominating and Corporate Governance Committee will consider, among other things, the appropriateness of adding another Director to the Board and the candidate’s background and qualifications. The Nominating and Corporate Governance Committee may conduct an independent investigation of the background and qualifications of a candidate recommended by a stockholder, and may request an interview with the candidate. The Nominating and Corporate Governance Committee will not determine whether to recommend that the Board nominate a candidate until the Nominating and Corporate Governance Committee completes what it believes to be a reasonable investigation, even if that causes its recommendation to be delayed until after it is too late for the candidate to be nominated for election at a particular meeting of stockholders. When the Nominating and Corporate Governance Committee determines not to recommend that the Board nominate a candidate recommended by a stockholder, or the Board determines to nominate or not to nominate a candidate, the Nominating and Corporate Governance Committee will notify the recommending stockholder and the candidate of the determination.

     Executive Committee

Our By-Laws provide that the Board of Directors may establish an Executive Committee, which has all authority to act on behalf of the Board of Directors, except as that power is limited by the corporate laws of the State of Delaware, where our company is incorporated, and except as our Board of Directors otherwise provides. Our Executive Committee consists of Messrs. Miller and Lapidus. The Executive Committee took action by unanimous written consent eight times during fiscal 2010.

     Independent Directors Committee

Our By-Laws require that an Independent Directors Committee review and approve certain ventures and transactions that we enter into with LNR Property Corporation (“LNR”) and significant transactions between LNR and us or any of our subsidiaries. Also, at the request of the full Board of Directors, the chief executive officer or the chief financial officer, the Independent Directors Committee may review or investigate any transaction or matter involving the Company or any subsidiary of the Company, whether or not the transaction or matter involves LNR. The Independent Directors Committee consists of all of the Directors who are not associates of our company. Mr. Lapidus, our Lead Director, serves as Chairperson of the Independent Directors Committee. The Independent Directors Committee met four times during fiscal 2010. The Independent Directors Committee was created because Stuart A. Miller, our chief executive officer, and his family had a large ownership interest in LNR and Stuart Miller was the chairman of the board of LNR. LNR was purchased by private equity investors in 2004, but because the Miller family acquired a significant equity interest in the entity that purchased LNR, the Independent Directors Committee continued to review transactions with LNR. The Miller family’s interest in the parent of LNR was reduced in 2010, but because the Miller family still owns a significant interest in that entity, the Independent Directors Committee continues to review any transactions with LNR.

     Code of Business Conduct and Ethics

Our Code of Business Conduct and Ethics for our Directors, officers and associates is available on our website at www.lennar.com and is available in print to any stockholder who requests a copy from us.

     Corporate Governance Guidelines

Our Corporate Governance Guidelines are available on our website at www.lennar.com and are available in print to any stockholder who requests a copy from us.

If you would like to request copies of any of our committee charters, our Code of Business Conduct and Ethics, or our Corporate Governance Guidelines, please send your request to the Office of the General Counsel at Lennar Corporation, 700 Northwest 107th Avenue, Miami, Florida 33172.

     Matters Related to Risk Management

     Board Oversight of Our Exposure to Risk

Since 2007, our Board has followed the practice of identifying areas of risk that particularly affect our Company and assigning senior members of our management to report to the Board on each of those areas of risk on a rotating basis at the regularly scheduled quarterly Board meetings. The areas of risk identified by the Board change from time to time based on business conditions, advice of outside advisors, and review of risks identified by our competitors in their public filings. Currently, the risk areas reported on to our Board relate to joint ventures, liquidity, housing inventories, construction costs, homebuilding overhead, construction quality and warranty exposure, land availability, associate retention, mergers and acquisitions, legal matters, natural disasters and taxation.

In addition, one of the responsibilities of the Audit Committee of our Board is to discuss and review policies with respect to risk assessment and risk management, including guidelines and policies governing our risk assessment and risk management processes.

     Effects of our Compensation Programs on Risk

All significant land acquisitions, debt incurrences and joint venture relationships are reviewed, and must be approved, by our senior corporate management. Therefore, even though associates in our divisions often have performance targets that will be affected by growth or short term profitability of their divisions, they are not in a position to cause us to undertake transactions that might expose us to risks that are material to us as a company without the concurrence of our senior corporate management.

Although no cash bonuses were paid in fiscal 2008 and 2009 to our senior executives and other members of our senior management, and the decision to pay cash bonuses for fiscal 2010 was not made until the year was over, under normal circumstances we have paid bonuses, and we propose to pay cash bonuses with regard to 2011, to our senior management based upon achievement of performance targets. However, because most of the decisions that could expose us to significant risks, such as the amount of land we should purchase, relate to matters that affect our long term profitability but not our short term profitability, and because most of our senior executives have performance targets based on our results as a company, we do not think that, even when our incentive bonus programs are in effect, those programs create material incentives for our senior executives, or any other of our associates, to expose us to significant risk.

Senior management in our Rialto segment share in an incentive pool that in fiscal 2010 consisted, and in fiscal 2011 will consist, of a percentage of the profits of that segment. While incentive compensation based on a single year’s profits can lead associates to recommend actions that will maximize short term profits even if they increase long term risks, we believe the possibility of this materially affecting us is minimized by the fact that all significant investment decisions regarding the Rialto segment or assets it manages must be approved by our senior corporate management.

With regard to our Lennar Financial Services segment, although the compensation of associates may be affected by the number of mortgages we originate, because we sell almost all the mortgages we originate within 60 days after we fund them, we do not believe our compensation system creates incentives for our associates to do things that expose us to significant risks.

In the last four years, we have had to take significant write downs of the carrying values of land we owned, forfeit deposits and pre-acquisition costs with regard to land purchase options we decided not to exercise and write down our investments in unconsolidated joint ventures, as well as assets in unconsolidated joint ventures in which we have investments. However, our decisions to purchase land, to obtain land purchase options or invest in unconsolidated joint ventures were made on the basis of what were believed to be in the best long term interests of us, as a company, and our stockholders as a whole, not on the basis of compensation incentives to particular executives or other associates. Stock options and restricted stock we grant have long-term vesting periods, which we believe align the performance of our executives with the long-term goals of the Company.

Director Compensation

Non-employee Directors are paid annual fees of $50,000 per year, payable on a quarterly basis, 50% in cash and 50% in shares of our common stock. The shares are not transferable (other than to the Director’s estate) until three years after the last day of the quarter in which they are issued. In addition to the annual fees, each non-employee Director receives $3,000 for each board meeting and $1,000 for each committee meeting, other than Audit Committee meetings, attended in person (but only one fee for all Board or committee meetings attended on a single day), and $500 for each Board meeting and $250 for each committee meeting attended by teleconference. Audit Committee members receive an additional $3,000 and the Audit Committee Chairperson receives an additional $5,000 for each Audit Committee meeting attended. Audit Committee fees are paid in addition to fees for other meetings attended on the same day. A Director may elect to defer payment of both the cash and stock portion of fees until he or she no longer serves as a Director of our company. If a director makes this election, a number of phantom shares of Class A common stock with a value equal to the amount of the deferred fees (based upon the closing sales price of the Class A common stock on the date of the relevant meeting) is credited to the director’s deferred compensation account. Amounts equal to the dividends that would have been paid if the phantom shares had actually been outstanding are also credited to the directors’ accounts and treated as though they were used to purchase additional shares of Class A common stock. Upon termination of a director’s deferred compensation account, the director will receive cash equal to the value at the time of termination of the number of phantom shares of Class A common stock credited to the director’s account.

Our Lead Director receives an additional $15,000 per year for his services in that capacity.

In addition to the fees described above, each year, on the date of our annual meeting of stockholders, each non-employee Director receives options to purchase 2,500 shares of our Class A common stock at an exercise price equal to the fair market value of our Class A common stock on that date. These options become exercisable in full six months after the grant date and expire on the third anniversary of the grant date. Directors also receive an annual grant of 2,000 shares of our Class A common stock on the date of the first Board meeting following our annual meeting of stockholders. Directors are permitted to sell 50% of that stock at any time but are required to hold the remaining 50% of the stock until the second anniversary of the date of grant.

Our chief executive officer, who is our only employee-director, receives no additional remuneration for his service as a Director.

The following table sets forth compensation information for our last fiscal year for all of our Directors except our chief executive officer. The compensation of our chief executive officer is described in the section of this Proxy Statement captioned “Executive Compensation.”

					Change in
	Fees				Nonqualified
	Earned or			Non-Equity	Deferred
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
Name	Cash($)	Awards($)(1)	Awards($)(2)	Compensation($)(3)	Earnings ($)(4)	Compensation($)(5)	Total($)

Irving Bolotin	52,750	61,560	22,820	—	—	393	137,523
Steven L. Gerard	—	36,560	22,820	79,250	4,397	240	143,267
Theron I. (“Tig”) Gilliam(6)	—	—	13,458	29,000	76	—	42,534
Sherrill W Hudson	—	36,560	22,820	87,750	2,722	240	150,092
R. Kirk Landon	—	36,560	22,820	79,500	5,178	240	144,298
Sidney Lapidus	—	36,560	22,820	79,000	1,813	240	140,433
Donna E. Shalala	—	36,560	22,820	63,000	3,442	240	126,062
Jeffrey Sonnenfeld	—	36,560	22,820	64,000	2,708	240	126,328

(1)	Includes shares with a value of $25,000 issued to Mr. Bolotin as payment of 50% of his annual fee. Also includes an award of 2,000 shares of Class A common stock, having a grant date fair value of $18.28 per share, issued to each of the directors on April 14, 2010. These shares were fully vested upon issuance, but 50% of the shares are subject to a two-year minimum holding period from the date of issuance.
(2)	Represents the grant date fair value of awards calculated using the Black-Scholes option-pricing model, which is different from the amounts recognized for financial statement reporting purposes for the year ended November 30, 2010. An award of options to purchase 2,500 shares of Class A common stock, with a fair market value of $9.13 per share, was made to each of the directors on April 14, 2010 (except to Mr. Gilliam who was not a director at the time ). In addition, an award of options to purchase 2,500 shares of Class A common stock, with a fair market value of $5.38 per share, was made to Mr. Gilliam on June 25, 2010 (the day Mr. Gilliam became a director). Further information regarding the assumptions used in the calculation of the grant date fair values of option awards can be found in Note 13 of the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended November 30, 2010. As of February 16, 2011, Messrs. Bolotin, Gerard, Hudson, Landon, Lapidus, Sonnenfeld and Ms. Shalala each held options to purchase 7,500 shares of Class A common stock and Mr. Gilliam held options to purchase 2,500 shares of Class A common stock.
(3)	Messrs. Gerard, Gilliam, Hudson, Landon, Lapidus, Sonnenfeld and Ms. Shalala have elected to defer payment of both the cash and stock portions of their fees. As part of this deferral, a number of phantom shares of Class A common stock with a value equal to the amount of the deferred fees (based on the closing sales price of the Class A common stock on the date of the relevant meeting or meetings) are credited to their deferred compensation accounts. Sums equal to any dividend paid with regard to the Class A common stock are also credited to their accounts and treated as though they were used to purchase additional shares of Class A common stock on the day the dividend was paid. Upon termination of a deferred compensation account, a director will receive cash equal to the value of the number of shares of Class A common stock credited to the director’s account.
(4)	Represents sums equal to dividends on phantom shares credited to the director’s deferred compensation account.
(5)	Represents sums equal to dividends on stock awards that were not factored in calculating the grant date fair value of the awards.
(6)	Mr. Gilliam became a director on June 25, 2010 and all compensation information provided is based upon Mr. Gilliam’s service during the Company’s 2010 fiscal year since he became a director.

Executive Compensation

Compensation Discussion and Analysis

     Overview

Our compensation program for executive officers is intended to attract, motivate and retain highly qualified and experienced executives, reward superior performance and provide incentives that are based on our performance as a company. Historically, our executive compensation program has consisted of the following components:

•	base salary;

•	cash bonuses;

•	stock options and/or restricted stock; and

•	vacation, medical, 401(k) and other employee benefits, which are generally available to associates.

We do not have employment contracts, change-in-control agreements or any other severance programs for our executives. However, most of our equity incentive programs provide for acceleration of vesting if there is a change in control of the Company.

Our compensation policy has been to offer market driven base salaries commensurate with each associate’s position in the Company and individual performance, and to have a substantial portion of the total compensation paid to our senior officers be highly variable based upon individual and Company performance and include an equity component to align the interests of senior officers with those of our stockholders. Normally, we have set specific operating goals for our senior officers which have determined their bonus opportunities and we have determined the split between cash and equity based upon our performance as a Company, individual performance and industry and market conditions. However, in recent years prior to 2010, that was not the case.

Since the beginning of fiscal 2007, there has been a major dislocation in the market for new homes that significantly reduced the number of homes we could sell and the prices at which we could sell them. Primarily because of this, during 2007, 2008 and 2009, our revenues were down significantly, we had substantial operating losses and net losses and the price of our stock fell sharply. In response to the contraction of our activities, we reduced our head count from 13,000 associates at November 30, 2006 to approximately 3,800 associates at December 31, 2009. Under those circumstances, the Compensation Committee of our Board of Directors felt it would not be appropriate for us to pay cash bonuses to our senior executives for 2008 and 2009. All incentive compensation to our senior executives with regard to those years was in the form of stock options and restricted stock.

As is discussed below, during fiscal 2010, we returned to profitability despite the continuing reduced demand for new homes, and we had a number of other significant accomplishments. Because of this, after the end of fiscal 2010, the Compensation Committee approved both restricted stock grants and cash bonuses for our senior executives.

     Executive Compensation Objectives

Our primary objectives with regard to compensation of our executives are to:

•	attract, motivate and retain highly qualified and experienced executives;

•	award compensation that recognizes valuable individual performance and motivates executives to maximize the Company’s short-term and long-term performance;

•	maintain flexibility to ensure that awards are competitive within our peer group of homebuilders and Fortune 500 companies;

•	align the interests of our executives with those of our stockholders; and

•	promote adherence to corporate governance, company policy and values.

In order to attract, motivate and retain experienced and talented executives, we believe we must provide salaries and total compensation packages that are attractive and competitive in the homebuilding industry. We also believe it is important to have a portion of an executive’s overall compensation tied to his or her day-to-day value to the Company. When reviewing an executive’s value to the Company, we review factors such as industry experience, the number of years with the Company, significance of job function, ability to analyze and make decisions on significant business and financial objectives, and the ability to work as an important member of senior management and serve as a leader for other associates. Because of market conditions, for several years prior to 2010, we had not sought to attract executives at operational levels. During 2010, we formed a new segment, our Rialto segment, which invests in distressed real estate and mortgage related assets and manages investments for others. We had to attract experienced executives to operate that segment. In addition, during 2010 we started opening new communities, which we had not done for several years. This made it very important that we retain the executives who are responsible for our operations, as well as retaining the senior executive officers who have been responsible for directing our responses to the depressed housing markets and preparing to take advantage of resumed demand that is being experienced in an increasing number of areas.

     Process for Determining Compensation

     Authority and Role of Compensation Committee

Our Compensation Committee evaluates and approves the compensation for our chief executive officer and our most senior executive officers, including all the named executive officers. Its determinations regarding the compensation of our chief executive officer are made on the basis of the factors it believes to be applicable (discussed below). Its determinations regarding the compensation of our other corporate level executive officers take into account recommendations by our chief executive officer and any other factors the Compensation Committee believes to be applicable.

The Compensation Committee also administers our equity programs, including awards under our 2007 Equity Incentive Plan.

     Role of Chief Executive Officer

Our Chief Executive Officer reviews the performance of our executive officers, other than himself, and makes compensation recommendations to the Compensation Committee regarding these executive officers.

     Compensation Consultants

The Compensation Committee has the authority to engage compensation consultants. However, neither the Compensation Committee nor our management engaged compensation consultants in fiscal 2010.

     Review of Compensation

We review the compensation of our executive officers on a regular basis. The Compensation Committee Chairperson and other members of the Compensation Committee also have discussions with management during the year and occasionally request that management prepare or obtain market summaries and survey data regarding executive compensation matters for the Committee’s review. In addition, the Compensation Committee reviews information disclosed in public filings by companies we view to be in our peer group of publicly traded homebuilders (primarily Beazer Homes USA, Inc.; D.R. Horton, Inc.; Hovnanian Enterprises, Inc.; KB Home; M.D.C. Holdings, Inc.; NVR, Inc.; PulteGroup, Inc.; The Ryland Group, Inc.; Standard Pacific Corp.; and Toll Brothers, Inc.) and it reviews information about compensation levels generally paid by Fortune 500 companies. However, the Compensation Committee has not targeted a particular relationship between our executive compensation and that of the peer group companies or that of the Fortune 500 companies or any other group of companies.

     Allocations among various types of compensation

When reviewing and determining the total mix of compensation allocated between short and long-term awards and between cash and equity awards to executive officers, we make individual determinations based upon our compensation objective to combine competitive base salaries with performance based cash incentives and equity compensation that we believe will align interests of senior executives with those of stockholders, rather than relying on a set formula or percentage allocation. Accordingly, when we make a compensation award with regard to a particular executive officer, we exercise judgment in determining the mix of compensation we believe to be in line with our compensation objectives for that executive.

     Compliance with Internal Revenue Code Section 162(m)

When reviewing and setting compensation awards for our executives, one of the things we consider is the potential effect of Section 162(m) of the Internal Revenue Code on the tax deductibility of their compensation. Section 162(m) generally does not allow a publicly-held company to deduct compensation over $1 million paid for any fiscal year to any of the executive officers required to be named in the company’s annual proxy statement, except for the chief financial officer. However, Section 162(m) exempts qualified performance-based compensation if certain requirements are met. We generally have structured awards to our executive officers in ways that are intended to qualify for the performance-based compensation exemption under Section 162(m). However, we exercise judgment and may award compensation that does not qualify for tax deductibility under Section 162(m) in order to meet corporate objectives or to adapt to changing circumstances.

With regard to fiscal 2009, the Compensation Committee made restricted stock awards to our chief executive officer, our executive vice president and our chief operating officer that caused their compensation to exceed $1 million, but it did not subject those awards to achievement of performance goals, even though that meant that Section 162(m) would cause a portion of those awards not to be deductible. The Compensation Committee felt that the Company should not subject the awards to performance goals, because, in view of the uncertainties created by the unusual state of the homebuilding market, the risk of loss of the shares that were awarded would significantly reduce the incentives created by awarding them. For this reason, and because the Compensation Committee approved the payment of cash bonuses with regard to 2010 after November 30, 2010, the cash bonuses were not subject to achievement performance goals. However, with regard to fiscal 2010, the Compensation Committee granted restricted stock awards to our named executive officers on November 30, 2010 of which 25% vested immediately and an additional 25% would vest on each of the first, second and third anniversaries of the date of grant. The 75% of the fiscal 2010 restricted stock awards to three of our named executive officers (chief executive officer, executive vice president and chief operating officer) that was not immediately vested is subject to achievement of two of the following four performance goals during 2010, and therefore should be exempt from Section 162(m).

•	Fiscal year EBITDA greater than $100 million (without taking account of impairment charges, if any).

•	A homebuilding debt to total capital ratio of less than 60%.

•	The number of unconsolidated homebuilding joint ventures in which we were participating at November 30, 2010 and still are participating at November 30, 2011 being fewer than 40.

•	A customer satisfaction rating of at least 8.5 for the four most recent quarters for which customer satisfaction ratings are reported prior to November 30, 2011.

Neither the restricted stock awards granted to the other two of our named executive officers, nor the cash bonuses awarded to all of our named executive officers, are subject to performance goals, and therefore neither the restricted stock awards granted to the two named executive officers nor the cash compensation paid to any of our named executive officers, with regard to fiscal 2010, are exempt from Section 162(m). Cash bonuses related to fiscal 2011 will be subject to achievement of performance goals, and therefore should be exempt from Section 162(m).

     Use of Compensation Survey Data

We use compensation data regarding our peer group of publicly-traded homebuilding companies to analyze compensation decisions in light of current market rates and practices, and to help ensure that our compensation decisions are reasonable in comparison to the compensation paid by our peer group and the value of particular executives to the Company. However, we do not target a specific relationship between our executive compensation and that of the peer group companies. The peer group compensation data is generally compiled from publicly available information. The publicly traded homebuilding companies we view as being in our peer group are Beazer Homes USA, Inc.; D.R. Horton, Inc.; Hovnanian Enterprises, Inc.; KB Home; M.D.C. Holdings, Inc.; NVR, Inc.; PulteGroup, Inc.; The Ryland Group, Inc.; Standard Pacific Corp.; and Toll Brothers, Inc.

     Components of Compensation

     Base Salary

Base salaries paid to our executive officers serve to provide a fixed or base level of compensation to them. When reviewing and setting an executive’s base salary, we consider these factors:

•	level of experience and responsibility;

•	ability to contribute to meeting annual operating objectives;

•	level of pay required to retain the executive’s services in light of market conditions;

•	average base salary of comparable executives in our peer group; and

•	recommendations of our Chief Executive Officer, other than for himself.

Due to unfavorable economic conditions with regard to homebuilding, in 2006, we implemented a salary freeze for management, which we continued through fiscal 2010. Accordingly, the base salary of the named executive officers has remained the same for the last four years, except for our Executive Vice President. The base salary of our chief executive officer has remained unchanged since 2003.

When setting base salaries, we do not use a percentage or ratio that the base salary should be in relation to total compensation, but we believe that incentive compensation should continue to be a significant portion of our executives’ total compensation.

     Stock Option Grants under the Company’s 2007 Equity Incentive Plan

Stock option grants are typically made to key associates during the first quarter of a fiscal year after we have had a chance to evaluate our performance for the prior fiscal year. In addition to these annual grants, we sometimes grant options to new associates upon hire or to current associates upon promotion. Each stock option has an exercise price equal to the closing price of our stock on the date of grant, is subject to vesting over a four-year period and expires on the fifth anniversary of the grant date. We believe that stock options provide an important incentive for our associates to maximize stockholder value, because the stock options only have value if our stock price increases after the date of grant. During our 2009 and 2010 fiscal years, we did not make annual option awards.

In determining the number of shares subject to an option grant, we make a subjective evaluation of:

•	our overall performance as a company;

•	an analysis of compensation paid to senior executive officers in our peer group;

•	contributions the executive officer made and is anticipated to make to our success;

•	the executive officer’s tenure with us;

•	the level of experience and responsibility of the executive officer; and

•	the number of stock options previously granted to the executive officer compared with those previously granted to other executive officers and associates.

Restricted Stock Awards under the Company’s 2007 Equity Incentive Plan

We sometimes award restricted stock to select members of senior management. We believe that restricted stock closely aligns the long-term interests of recipients with those of our stockholders. Restricted stock grant amounts and other material terms are approved by the Compensation Committee after receiving recommendations from our chief executive officer and other members of our senior management. Restricted stock grants made to the chief executive officer are determined by the Compensation Committee.

In determining the number of shares subject to a restricted stock grant, we make a subjective evaluation of:

•	contributions the executive made and is anticipated to make to our success;

•	the executive’s tenure with us;

•	the level of experience and responsibility of the executive;

•	the level of stock ownership of the executive; and

•	market compensation for similarly-situated executives in our peer group.

Our chief executive officer and other members of our senior management develop grant recommendations by evaluating the factors above to set a total compensation target for each named executive officer (other than our chief executive officer) and then design new grants to accomplish those targets, taking into account cash compensation and any stock option grants.

On November 30, 2009, the Compensation Committee adopted, subject to an annual review by the Compensation Committee, a three year program to make annual awards of restricted stock to our senior executives. Of the shares issued in a year, 25% vest upon issuance and an additional 25% will vest on each of the first, second and third anniversaries of the grant date. All shares that are not vested at the time a person ceases to be an employee or officer will be forfeited. The program was adopted, and shares were awarded with regard to fiscal 2009, in recognition of the fact that, because of market conditions in the homebuilding industry, our senior executives had not received salary increases since fiscal 2006 and no cash bonuses were paid with regard to fiscal 2008 or 2009. The Compensation Committee was concerned that when the homebuilding market recovered and homebuilders began to expand, there would be aggressive competition for experienced homebuilding executives. The Compensation Committee felt that the ability of award recipients immediately to sell up to 25% of the shares they received would make up in part for the absence of salary increases and cash bonuses, and the gradual three year vesting of the remainder of the shares would create a significant incentive for recipients to continue their employment with the Company. Fiscal 2010 awards under this program are discussed under “Fiscal 2010 Compensation.”

     Allocation between Restricted Stock and Stock Options

In determining how to allocate equity based compensation between stock options and restricted stock, we consider the following factors:

•	the financial statement expense of issuing restricted stock versus that of issuing stock options;

•	the tax deductibility of restricted stock grants;

•	the objective achieved by issuing restricted stock versus that of issuing stock options; and

•	the value to the senior executive of receiving restricted stock versus stock options.

We believe that restricted stock provides a strong incentive to remain with our company despite the uncertain market, because it has value even during periods of declining stock prices. Also, because the value of restricted stock reflects the full value of the shares while the value of stock options reflects only the potential for an increase in the price of our shares, restricted stock awards require fewer shares to provide a specified amount of compensation. Amounts realizable from prior grants are generally not taken into account in determining new grants.

We do not have any stock ownership guidelines for executive officers or other associates. However, we do have a policy that prohibits all associates from trading in puts, calls or similar options on our stock and from engaging in short sales of our stock.

     Other Compensation and Benefits

The named executive officers receive vacation, medical, 401(k) and other benefits that are generally available to all of the Company’s associates.

     Fiscal 2010 Compensation

On November 30, 2009, the Compensation Committee adopted, subject to an annual review by the Compensation Committee, a three year program to make annual awards of restricted stock to our senior executives. Of the shares issued in a year, 25% vest upon issuance and an additional 25% will vest on each of the first, second and third anniversaries of the grant date. Fiscal 2010 was the second year of the restricted stock program. Management recommended, and the Compensation Committee approved, the grant to sixteen members of our senior management, including all of the named executive officers, the same numbers of restricted shares they had received with regard to fiscal 2009. Because our stock price at the end of fiscal 2010 was approximately 20% higher than it had been at the end of fiscal 2009, this represented a 20% increase in the value of the restricted stock grants.

Although for many years our compensation program had included cash bonuses, because our business went through a serious contraction, and we had operating losses and net losses in 2007, 2008 and 2009, we did not pay cash bonuses in 2008 or 2009 to any of our named executive officers or to most of the other members of our senior management.

At the end of fiscal 2010, the Compensation Committee reviewed a number of our significant accomplishments during the year, and approved the payment of cash bonuses to various members of our senior management. The accomplishments during fiscal 2010 were as follows:

•	We returned to profitability beginning in the second quarter of 2010. Based on results reported year to date in the industry, it appeared that we would be one of a few major homebuilding companies that were profitable in 2010.

•	The housing market worsened during 2010, however we had net earnings attributable to Lennar of $95.3 million, which was significantly higher than the Company’s 2010 business plan.

•	Our focus on construction cost reductions and new community opportunities resulted in pre-impairment gross margins of more than 20%, among the highest in the industry.

•	We invested in new homebuilding opportunities with expected margins above our average. In 2010, we purchased a total of approximately 12,000 new homesites for more than $500 million.

•	We increased our community count by 13% during 2010.

•	We reduced selling, general and administrative costs as a percentage of home sale revenues by approximately 200 basis points.

•	We reduced corporate general and administrative expenses by 20%.

•	We raised $1.1 billion of new capital:

1.	$723 million of convertible notes

2.	$250 million of senior notes

3.	$125 million of bank financing

•	In February 2010, we terminated our revolving credit facility and replaced it with cash collateralized letter of credit facilities, resulting in savings to the Company. In November 2010, we established a new unsecured letter of credit facility with favorable covenants, which released approximately $120 million of restricted cash.

•	We established a new business segment, our Rialto Investments segment, to take advantage of distressed real estate or mortgage related opportunities; and we invested more than $500 million in Rialto opportunities, which were accretive.

•	We further reduced our joint venture exposure:

1.	We reduced the number of joint ventures from 61 to 42.

2.	We reduced the maximum joint venture debt with possible recourse against us from $288 million to $173 million.

3.	We extended the maturities of 13 joint venture loans with outstanding balances totaling approximately $500 million.

•	We successfully resolved many significant legal cases.

•	We successfully recovered $61.2 million under our insurance coverage and through third-party recoveries relative to the costs we had incurred related to the homes confirmed and estimated to have defective Chinese drywall.

In view of these accomplishments, our Compensation Committee approved cash bonuses with regard to fiscal 2010 for various of our senior management, including each of the named executive officers. Because the decision to pay these cash bonuses was not made until after fiscal 2010 had ended, the cash bonuses were fixed amounts, rather than based on formulas. However, the Compensation Committee also approved a fiscal 2011 cash bonus plan that will base individuals’ bonuses for that year on aspects of our performance during that year.

     Compensation of our Chief Executive Officer

With regard to fiscal 2010, Stuart A. Miller, our Chief Executive Officer, received the same base salary ($1,000,000) that he had received each year since 2003. In addition, in accordance with the three year annual award program approved by the Compensation Committee in 2009, which is subject to annual review by the Compensation Committee, he received 500,000 shares of restricted stock, with grant date fair value of $7,595,000, of which 25% were immediately vested and an additional 25% would vest on each of the first, second and third anniversaries of the date of grant. For fiscal 2010, Mr. Miller also received a cash bonus of $1,000,000. The 75% of the restricted stock that was not immediately vested will be subject to achievement of performance goals as detailed in the section of this proxy statement titled “Compliance with Internal Revenue Code Section 162(m)” and will be forfeited unless at least two of those goals are achieved.

The decision regarding Mr. Miller’s salary (which was made at the beginning of the year), the number of restricted shares he would receive and Mr. Miller’s cash bonus each was based on the view of the Compensation Committee as to what would be appropriate compensation in view of Mr. Miller’s contributions to our company, without application of any formula or other objective analytic tool. Our Compensation Committee also decided that Mr. Miller would be eligible to receive a cash bonus with regard to fiscal 2011 up to 2% of earnings before income taxes in that year.

     Compensation of our Executive Vice President and our Chief Operating Officer

Rick Beckwitt, our Executive Vice President (who will become our President if and when our stockholders approve the bylaw amendments that are the subject of Proposal 4) and Jonathan M. Jaffe, a Vice President and our Chief Operating Officer, each received a base salary of $800,000 for 2010, which for Mr. Jaffe was the same as the base salary he had received each year since 2007, and for Mr. Beckwitt represented a $100,000 increase in recognition of the increasing role he was playing in the management of, and strategic planning for, the Company. For Mr. Jaffe the base salary is the same that he had received each year since 2007. In addition, in accordance with the three year annual award program approved by the Compensation Committee in 2009, which is subject to an annual review by the Compensation Committee, each of them received 250,000 shares of restricted stock, with grant date fair value of $3,797,500, of which 25% were immediately vested and an additional 25% would vest on each of the first, second and third anniversaries of the date of grant. For fiscal 2010, each of them also received a cash bonus of $1,000,000. The 75% of the restricted stock that was not immediately vested will be subject to achievement of performance goals as detailed in the section of this proxy statement titled “Compliance with Internal Revenue Code Section 162(m)” and will be forfeited unless at least two of those goals are achieved.

The decisions regarding Mr. Beckwitt’s and Mr. Jaffe’s salaries (which were made at the beginning of the year), the number of restricted shares each of them would receive and their cash bonuses each was based on the view of the Compensation Committee as to what would be appropriate compensation in view of Mr. Beckwitt’s and Mr. Jaffe’s contributions to our company, without application of any formula or other objective analytic tool. Our Compensation Committee also decided that Mr. Beckwitt and Mr. Jaffe each would be eligible to receive a cash bonus with regard to fiscal 2011 up to 1% of earnings before income taxes in that year.

     Compensation of Other Named Executive Officers

Bruce E. Gross, a Vice President and our Chief Financial Officer, and Diane J. Bessette, a Vice President and our Treasurer, received the same base salaries ($650,000 as to Mr. Gross and $350,000 as to Ms. Bessette) that they had received each year since 2007. In addition, in accordance with the three year annual award program approved by the Compensation Committee in 2009, which is subject to an annual review by the Compensation Committee, Mr. Gross received 75,000 shares of restricted stock, with grant date fair value of $1,139,250, and Ms. Bessette received 30,000 shares of restricted stock, with grant date fair value of $455,700, of which 25% were immediately vested and an additional 25% would vest on each of the first, second and third anniversaries of the date of grant. For fiscal 2010, Mr. Gross also received a cash bonus of $325,000 and Ms. Bessette received a cash bonus of $150,000. The decisions regarding Mr. Gross’ and Ms. Bessette’s salaries (which were made at the beginning of the year), the number of restricted shares each of them would receive and their cash bonuses was based on the view of the Compensation Committee as to what would be appropriate compensation in view of Mr. Gross’s and Ms. Bessette’s contributions to our company, without application of any formula or other analytic tool. Our Compensation Committee also established formulas for determining the cash bonuses to which the members of our senior management would be entitled with regard to fiscal 2011. The formula applicable to Mr. Gross and Ms. Bessette is as follows:

		Performance Levels
		Target Bonus Opportunity
	Percent of
Performance Criteria	Target Award	Threshold
Individual performance — Based on annual performance appraisal determined at the end of the fiscal year by current supervisor	60%	Good Very Good Excellent	20% 40% 60%

Corporate Governance, Company Policy and Procedure Adherence, and Internal Audit Evaluation	40%	Good Very Good Excellent	10% 25% 40%

TOTAL	100%

The target bonus opportunity for Mr. Gross and Ms. Bessette is 100% and 70%, respectively, of their base salary. The target bonus opportunity will be adjusted pro-rata between 0% and 120% based on the extent to which we achieve the pre-tax income anticipated by our 2011 Business Plan (i.e. 106% Business Plan achievement would increase the target award to 106% of its original amount, 95% Business Plan achievement would reduce the target award to 95% of its original amount).

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Company’s Compensation Discussion and Analysis. Based on its reviews and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee:
Steven L. Gerard, Chairperson;
Sherrill W. Hudson;
R. Kirk Landon

Summary Compensation Table

The following table sets forth compensation information for our last three fiscal years with regard to (i) our principal executive officer, (ii) our principal financial officer and (iii) our other three most highly compensated executive officers during fiscal 2010, to whom we refer collectively as the “named executive officers.”

						Nonqualified
					Non-Equity	Deferred	All Other
			Stock	Option	Incentive Plan	Compensation	Compensation
Name and Principal Position	Year	Salary($)	Awards($)(1)	Awards ($)(1)	Compensation($)	Earnings($)	($)(3)	Total($)

Stuart A. Miller,	2010	1,000,000	7,595,000	—	1,000,000	—	68,230	9,663,230
President and Chief Executive Officer	2009	1,000,000	6,335,000	—	—	—	32,857	7,367,857
	2008	1,000,000	—	—	—	—	58,294	1,058,294
Jonathan M. Jaffe,	2010	800,000	3,797,500	—	1,000,000	—	63,384	5,660,884
Vice President and	2009	800,000	3,167,500	—	—	—	40,331	4,007,831
Chief Operating Officer	2008	800,000	1,850,000	1,920,000	—	—	122,045	4,692,045
Rick Beckwitt,	2010	800,000	3,797,500	—	1,000,000	—	66,122	5,663,622
Executive Vice President	2009	700,000	3,167,500	—	—	—	37,364	3,904,864
	2008	700,000	1,850,000	1,920,000	—	—	112,592	4,582,592
Bruce E. Gross,	2010	650,000	1,139,250	—	325,000	—	31,630	2,145,880
Vice President and	2009	650,000	950,250	—	—	—	29,030	1,629,280
Chief Financial Officer	2008	650,000	—	960,000	—	—	82,790	1,692,790
Diane J. Bessette,	2010	350,000	455,700	—	150,000	—	26,460	982,160
Vice President and Treasurer(2)	2009	350,000	380,100	—	—	—	27,260	757,360
	2008	350,000	925,000	153,600	—	—	71,190	1,499,790

(1)	For fiscal 2010, 2009 and 2008 these columns represent the grant date fair values of awards, calculated using the end of day closing stock price of Lennar’s Class A common stock on the grant date for stock awards and using the Black-Scholes option-pricing model for option awards, which is different from the amounts recognized for financial statement reporting purposes during those fiscal years. Further information regarding the assumptions used in the calculation of the grant date fair values of stock and option awards can be found in Note 13 of the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended November 30, 2010. Stock awards granted in 2010 to Mr. Miller, Mr. Jaffe and Mr. Beckwitt are performance based awards as to the 75% that have not vested as of November 30, 2010.

(2)	Prior to February 21, 2008, Ms. Bessette was Vice President and Controller.

(3)	All other compensation consists of dividends on restricted stock awards that were not factored in calculating the grant date fair value of the awards, car allowances provided or car lease payments made by us on behalf of certain executives, matching payments by us under the 401(k) Plan, term life insurance premiums paid by us and long-term disability insurance premiums paid by us as follows:

			Car			Long-Term
			Allowance/Lease	401(k)	Term Life	Disability	Total All Other
	Year	Dividends($)	Payments($)	Match($)	Insurance($)	Insurance($)	Compensation($)

Stuart A. Miller	2010	60,000	—	7,350	430	450	68,230
	2009	2,400	22,227	7,350	430	450	32,857
	2008	25,200	25,304	6,900	440	450	58,294
Jonathan M. Jaffe	2010	39,000	16,154	7,350	430	450	63,384
	2009	15,600	16,501	7,350	430	450	40,331
	2008	97,700	16,555	6,900	440	450	122,045
Rick Beckwitt	2010	40,200	17,692	7,350	430	450	66,122
	2009	18,000	11,134	7,350	430	450	37,364
	2008	88,000	16,802	6,900	440	450	112,592
Bruce E. Gross	2010	15,000	8,400	7,350	430	450	31,630
	2009	12,400	8,400	7,350	430	450	29,030
	2008	66,600	8,400	6,900	440	450	82,790
Diane J. Bessette	2010	11,100	7,200	7,350	360	450	26,460
	2009	11,900	7,200	7,350	360	450	27,260
	2008	56,200	7,200	6,900	440	450	71,190

Grants of Plan-Based Awards

The following table sets forth information about the plan-based awards that were granted to our named executive officers during fiscal 2010:

					Estimated Future
					Payouts Under	Exercise or	Grant Date Fair
		Estimated Future Payouts Under			Equity Incentive	Base Price of	Value of Stock
	Grant	Non-Equity Incentive Plan Awards(1)			Plan Awards	Option	and Option
Name	Date	Threshold($)	Target($)	Maximum($)	Target(#)(2)	Awards($)	Awards ($)(3)

Stuart A. Miller(4)	11/30/10	—	—	—	500,000	—	7,595,000
Jonathan M. Jaffe(4)	11/30/10	—	—	—	250,000	—	3,797,500
Rick Beckwitt(4)	11/30/10	—	—	—	250,000	—	3,797,500
Bruce E. Gross	11/30/10	—	—	—	75,000	—	1,139,250
Diane J. Bessette	11/30/10	—	—	—	30,000	—	455,700

(1)	No threshold, target or maximum bonus amounts were established for any of the named executed officers with regard to fiscal 2010.

(2)	The restricted stock awards granted on November 30, 2010 were 25% vested when they were granted and vest with regard to an additional 25% on each of the first three anniversaries of the grant date. Holders are entitled to the dividends on, and can vote, the unvested shares.

(3)	The grant date fair value of the restricted stock awards granted on November 30, 2010 was calculated based on the closing price of our Class A common stock on that date, which was $15.19 per share.

(4)	Of the restricted stock awards granted on November 30, 2010, 75% will not vest unless performance goals are achieved in 2011.

Outstanding Equity Awards at Fiscal Year-End

The following table shows information about outstanding equity awards at November 30, 2010:

	Option Awards				Stock Awards
								Equity Incentive
						Market	Equity Incentive	Plan Awards:
	Number of	Number of			Number of	Value of	Plan Awards:	Market or Payout
	Securities	Securities			Shares or	Shares or	Number of	Value of Unearned
	Underlying	Underlying			Units of	Units of	Unearned Shares,	Shares, Units or
	Unexercised	Unexercised	Option		Stock That	Stock That	Units or Other	Other Rights That
	Options	Options	Exercise	Option	Have Not	Have Not	Rights That Have	Have Not
Name	Exercisable	Unexercisable	Price	Expiration Date	Vested	Vested(12)	Not Vested	Vested(12)

Stuart A. Miller	9,030	—	$18.32	3/6/2011(1)	250,000(3)	$3,797,500	375,000(4)	$5,696,250
	16,202	—	$26.32	1/25/2012(1)
	3,190	—	$68.9425	1/5/2011(1)
	196,810	—	$62.675	1/5/2011(1)
	903	—	$0.00	3/6/2011(2)
	1,620	—	$0.00	1/25/2012(2)
Jonathan M. Jaffe	20,000	—	$18.32	3/6/2011(1)	175,000(6)	$2,658,250	187,500(7)	$2,848,125
	4,000	—	$26.32	1/25/2012(1)
	100,000	—	$62.675	1/5/2011(1)
	250,000	250,000	$13.54	7/23/2013(5)
	2,000	—	$0.00	3/6/2011(2)
	400	—	$0.00	1/25/2012(2)
Rick Beckwitt	50,000	—	$59.29	3/1/2011(1)	175,000(6)	$2,658,250	187,500(7)	$2,848,125
	250,000	250,000	$13.54	7/23/2013(5)
Bruce E. Gross	11,498	—	$18.32	3/6/2011(1)	123,750(9)	$1,879,763
	18,000	—	$26.32	1/25/2012(1)
	50,000	—	$62.675	1/5/2011(1)
	125,000	125,000	$13.54	7/23/2013(8)
	1,149	—	$0.00	3/6/2011(2)
	1,800	—	$0.00	1/25/2012(2)
Diane J. Bessette	14,000	—	$18.32	3/6/2011(1)	77,500(11)	$1,177,225
	14,000	—	$26.32	1/25/2012(1)
	30,000	—	$62.675	1/5/2011(1)
	20,000	20,000	$13.54	7/23/2013(10)
	1,400	—	$0.00	3/6/2011(2)
	1,400	—	$0.00	1/25/2012(2)

(1)	Stock option awards for shares of Class A common stock.
(2)	Represents shares of Class B common stock to be issued upon the exercise of certain options to purchase Class A common stock.
(3)	Reflects a restricted stock award on November 30, 2009 of shares of Class A common stock, the unvested portion of which vests as to 125,000 shares on each of November 30, 2011, and November 30, 2012, assuming continued employment.
(4)	Reflects a performance based restricted stock award on November 30, 2010 of shares of Class A common stock, the unvested portion of which vests as to 125,000 shares on each of November 30, 2011, November 30, 2012 and November 30, 2013, assuming performance goals are met in 2011 and continued employment.
(5)	Stock option awards relating to 500,000 shares of Class A common stock, the unvested portion of which vests as to 125,000 shares on each of July 23, 2011, and July 23, 2012, assuming continued employment.
(6)	Reflects a restricted stock award on January 28, 2008 of 100,000 shares of Class A common stock, the unvested portion of which vested as to 25,000 shares on January 28, 2011 and vests as to 25,000 shares on January 28, 2012, assuming continued employment and a restricted stock award on November 30, 2009 of shares of Class A common stock, the unvested portion of which vests as to 62,500 shares on each of November 30, 2011, and November 30, 2012, assuming continued employment.
(7)	Reflects a performance based restricted stock award on November 30, 2010 of shares of Class A common stock, the unvested portion of which vests as to 62,500 shares on each of November 30, 2011, November 30, 2012 and November 30, 2013, assuming performance goals are met in 2011 and continued employment.
(8)	Stock option awards relating to 250,000 shares of Class A common stock, the unvested portion of which vests as to 62,500 shares on each of July 23, 2011, and July 23, 2012, assuming continued employment.
(9)	Reflects a restricted stock award on February 27, 2007 of shares of Class A common stock, the unvested portion of which vests as to 30,000 shares on February 27, 2011, a restricted stock award on November 30, 2009 of shares of Class A common stock, the unvested portion of which vests as to 18,750 shares on each of November 30, 2011, and November 30, 2012 and a restricted stock award on November 30, 2010 of shares of Class A common stock, the unvested portion of which vests as to 18,750 shares on each of November 30, 2011, November 30, 2012 and November 30, 2013, assuming continued employment.
(10)	Stock option awards relating to 40,000 shares of Class A common stock, the unvested portion of which vests as to 10,000 shares on each of July 23, 2011, and July 23, 2012, assuming continued employment.
(11)	Reflects a restricted stock award on February 27, 2007 of shares of Class A common stock, the unvested portion of which vests as to 15,000 shares on February 27, 2011, a restricted stock award on January 28, 2008 of 50,000 shares of Class A common stock, the unvested portion of which vested as to 12,500 shares on January 28, 2011 and vests as to 12,500 shares on January 28, 2012, a restricted stock award on November 30, 2009 of 30,000 shares of Class A common stock, the unvested portion of which vests as to

7,500 on each of November 30, 2011 and November 30, 2012 and a restricted stock award on November 30, 2010 of shares of Class A common stock, the unvested portion of which vests as to 7,500 shares on each of November 30, 2011, November 30, 2012 and November 30, 2013, assuming continued employment.
(12)	Market value of shares or units of stock that have not vested and unearned shares, units or other rights that have not vested is calculated using the closing sales price of the Class A common stock on November 30, 2010, which was the last trading day of the fiscal year. At November 30, 2010, the closing sales price was $15.19 per share.

Option Exercises and Stock Vested

The following table sets forth information about option exercises and stock vested during fiscal 2010:

	Option Awards		Stock Awards
	Number of Shares	Value	Number of Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Name	Exercise(#)	Exercise($)	Vesting (#)(1)	Vesting ($)

Stuart A. Miller
Class A Common Stock	20,000	119,699	250,000	3,797,500
Class B Common Stock	2,000	22,760	—	—
Jonathan M. Jaffe
Class A Common Stock	5,998	47,354	150,000	2,283,500
Class B Common Stock	599	7,568	—	—
Rick Beckwitt
Class A Common Stock	—	—	180,000	2,780,150
Class B Common Stock	—	—	—	—
Bruce E. Gross
Class A Common Stock	—	—	67,500	1,066,275
Class B Common Stock	—	—	—	—
Diane J. Bessette
Class A Common Stock	7,602	58,916	42,500	668,550
Class B Common Stock	760	9,603	—	—

(1)	Includes shares awarded November 30, 2010 that vested upon issuance.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

We did not have a deferred compensation plan, and no named executive officers deferred any compensation during fiscal 2010.

Compensatory Plans and Arrangements

     Equity Plans

We have a 2007 Equity Incentive Plan that provides for the granting of up to 15,000,000 shares of Class A or Class B common stock that may be issuable upon the exercise of stock options or stock appreciation rights, or that may be awarded as shares of restricted common stock or other forms of share based awards, to key officers, associates and Directors. The exercise prices of stock options and stock appreciation rights may not be less than the fair market value of the applicable class of common stock on the date of the grant. Options granted under the 2007 Plan become exercisable at the time or times determined when the options are granted. Each stock option and stock appreciation right will expire on a date determined at the time of the grant, but not more than ten years after the date of the grant.

Since we adopted the 2007 Equity Incentive Plan, it has been the only plan under which we have made equity-based awards to key officers, associates and Directors. The prior plan (the Lennar Corporation 2003 Stock Option and Restricted Stock Plan) terminated when the 2007 Equity Plan was adopted. However, some awards made under it or under our 2000 Stock Option and Restricted Stock Plan are still outstanding.

The Lennar Corporation 2003 Stock Option and Restricted Stock Plan provided for the granting of Class A or Class B stock options and stock appreciation rights and awards of restricted stock to key officers, associates and Directors. No options granted under the 2003 Plan could be exercised until at least six months after the date of the grant. Thereafter, options became exercisable in installments determined when options were granted. Each stock option and stock appreciation right will expire on a date determined at the time of the grant, but not more than ten years after the date of the grant. Restricted stock grants could not vest earlier than six months after the date of issuance.

The Lennar Corporation 2000 Stock Option and Restricted Stock Plan provided for the granting of stock options and stock appreciation rights relating to Class A common stock and awards of restricted Class A common stock to key officers, associates and Directors. No options granted under the 2000 Plan could be exercised until at least six months after the date of the grant. Thereafter, options became exercisable in installments determined when options were granted. Each stock option and stock appreciation right expires on a date determined at the time of the grant, but not more than ten years after the date of the grant. Restricted stock grants vested over vesting periods determined at the time of the grants.

     Incentive Compensation Plan

We have a 2007 Incentive Compensation Plan under which the Compensation Committee of our Board of Directors, or a subcommittee of the Compensation Committee, can establish (or delegate to members of our management, the authority to establish) performance goals for our and our subsidiaries’ officers and key associates and determine formulae on the basis of which bonuses will be awarded to those officers and key associates based upon the extent to which they achieve those performance goals. The formula for a person may relate to how we or a subsidiary, division or other operating unit performs, or how it performs compared with other companies or indexes. Possible performance criteria include, among other things, pre-tax income, after-tax income, per share net income, operating income, return on equity, return on invested capital, stock appreciation, reductions in operating costs, customer satisfaction ratings, number of homes sold or number of mortgages originated.

Compensation Committee Interlocks and Insider Participation

During fiscal 2010, Messrs. Gerard, Landon and Hudson served on our Compensation Committee. Mr. Bolotin, who served on the Compensation Committee from January 2002 to April 2010, was our Senior Vice President until his retirement in December 1998. During fiscal 2010, none of our executive officers served on the compensation committee or the board of any other entity of which a member of our Compensation Committee was an executive officer or on the compensation committee of any entity of which any of our directors was an executive officer.

Certain Relationships and Related Transactions

     Related Party Transactions Policies and Procedures

Our policy, included in our Code of Business Conduct and Ethics, is that all directors, officers and associates must avoid any activity that does or appears to conflict with the interests of the Company. Our directors, officers and associates are aware of the applicable provisions of our Code of Business Conduct and Ethics, and we seek to become aware of related party transactions through periodic reviews by, and notifications to, management, including the completion of an annual Questionnaire for Directors and Executive Officers. We conduct a review of all related party transactions for potential conflicts of interest. Any potential conflicts of interest must be reviewed and approved, if applicable, by our Conflicts Committee if the person involved is someone other than a director or our chief executive officer or, if the person involved is a director or our chief executive officer, by the Audit Committee of the Board of Directors. Our Conflicts Committee consists of our Chief Financial Officer, our Principal Accounting Officer and our General Counsel. During

fiscal 2010, there were no transactions with related persons which our policies and procedures did not require to be reviewed, approved or ratified or regarding which our policies and procedures were not followed.

     Relationship with LNR Property Corporation

In 1997, we transferred our commercial real estate investment and management business to LNR Property Corporation, and spun-off LNR to our stockholders. As a result, LNR became a publicly-traded company, and the family of Stuart A. Miller, our President, Chief Executive Officer and a Director, which had voting control of us, became the controlling shareholder of LNR.

Since the spin-off, we have entered into a number of joint ventures and other transactions with LNR. Many of the joint ventures were formed to acquire and develop land, part of which was subsequently sold to us or other homebuilders for residential building and part of which was subsequently sold to LNR for commercial development. In February 2005, LNR was acquired by a company formed by a private equity investment group. Although Mr. Miller’s family was required to purchase a 20.4% minority interest in the acquiring company, that interest was non-voting and neither Mr. Miller nor anyone else in his family was an officer or director, or otherwise was involved in the management, of LNR or its parent. Nonetheless, because the Miller family had a significant minority interest in LNR’s parent, significant transactions with LNR, or entities in which it had an interest, continued to be reviewed and subject to approval by the Independent Directors Committee of our Board of Directors.

In January 2004, a company of which we and LNR each owned 50% acquired The Newhall Land and Farming Company for approximately $1 billion, including $200 million we contributed and $200 million that LNR contributed (the remainder came from borrowings and proceeds of sales of properties to LNR). Subsequently, we and LNR each transferred our interests in most of our joint ventures to the jointly-owned company that had acquired The Newhall Land and Farming Company, and that company was renamed LandSource Communities Development LLC (“LandSource”). At that time, The Newhall Land and Farming Company owned approximately 35,000 acres in California, much of which was in Los Angeles county.

In February 2007, LandSource admitted MW Housing Partners as a new strategic partner. As part of the transaction, each of Lennar and LNR received a cash distribution of $707.6 million and each of their ownership interests in LandSource was reduced to 16%. As a result of their 20.4% interest in LNR’s parent, the Miller family had an indirect interest in the sum paid to LNR in the LandSource transaction of approximately $144.4 million.

In June 2008, LandSource and a number of its subsidiaries commenced proceedings under Chapter 11 of the Bankruptcy Code. In July 2009, as a result of the bankruptcy proceedings, LandSource was reorganized into a new company named Newhall Land Development, LLC, (“Newhall”). The reorganized company emerged from Chapter 11 free of its previous bank debt. As part of the reorganization, we invested $140 million in exchange for approximately a 15% equity interest in the reorganized Newhall, ownership in several communities that were formerly owned by LandSource, the settlement and release of any claims that might have been asserted against us and assignment to us of certain claims LandSource had against third parties, including LNR. LNR is not a member of Newhall, the reorganized company.

During 2010, LNR and its parent underwent debt and equity restructurings, as a result of which the Miller family interest in LNR’s parent was reduced from its prior level. Despite this reduction, significant transactions with LNR, or entities in which it has an interest, continued to be reviewed and subject to approval by the Independent Directors Committee of our Board of Directors.

     Aircraft Time-Sharing Agreements

In August 2005, Stuart Miller, our President and Chief Executive Officer, entered into a Time-Sharing Agreement with one of our subsidiaries which provides that Mr. Miller can sub-lease an aircraft leased by that subsidiary for non-business purposes. Under that Agreement, Mr. Miller pays the subsidiary, out of a prepayment fund established in connection with the agreement, the aggregate incremental cost of each flight based on a list of expenses authorized by federal regulations. The subsidiary retains sole discretion to determine what flights may be scheduled by Mr. Miller, and under the Agreement the Company’s prior planned use of the aircraft takes precedence over Mr. Miller’s non-business use. Mr. Miller paid our subsidiary $106,000 under the agreement for his use of the aircraft during fiscal 2010 (the cost reimbursed by Mr. Miller was calculated in accordance with Federal Aviation Administration regulations).

In January 2011, Rick Beckwitt, our Executive Vice President (who will become our President if and when the amendments to Sections 7.1 through 7.4 of our Bylaws described in Proposal 4 are approved by our stockholders) entered into a Time-Sharing Agreement with our subsidiary which provides that Mr. Beckwitt can sub-lease a second aircraft leased by that subsidiary for non-business purposes. The terms of that Time-Sharing Agreement are essentially the same as those in the Time-Sharing Agreement between the subsidiary and Mr. Miller.

     Aircraft Dry Lease Agreement

In addition to reimbursing the Company for personal use of the aircraft, in February 2009, Mr. Miller entered into an Amended and Restated Aircraft Dry Lease Agreement with the Company and a subsidiary that, under Federal Aviation Administration rules, permits Mr. Miller, at his option, to pay on behalf of the Company the full cost of all use and ownership of the aircraft, including business use, which he did by paying us $3.4 million in fiscal 2009. There were no reimbursements in fiscal 2010. Our independent Directors approved the Amended and Restated Agreement. Federal Aviation Administration rules did not permit Mr. Miller to reimburse the Company for business use of the aircraft under his 2005 Aircraft Time-Sharing Agreement.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our Directors, officers and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission. They are required to furnish us with copies of the reports they file pursuant to Section 16(a). Based on our review of the copies of reports we have received, we believe that during fiscal 2010, our Directors, officers and greater than 10% beneficial owners made all required filings on a timely basis.

Independent Registered Public Accounting Firm

Deloitte & Touche LLP audited our financial statements for our fiscal year ended November 30, 2010. Deloitte & Touche LLP has been our independent registered public accounting firm since fiscal 1994 and our Audit Committee has selected them as our independent registered public accounting firm for fiscal 2011. In “Proposal 6, Ratification of Selection of Independent Registered Public Accounting Firm,” our stockholders are being asked to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2011. As is described under the discussion of Proposal 6, if our stockholders do not ratify that selection, the effect of that will be to cause the Audit Committee to reconsider whether or not to retain that firm as our independent registered public accountants.

We expect representatives of Deloitte & Touche LLP to be present at our 2011 Annual Meeting of Stockholders. These representatives will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

The fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”), for various types of professional services and related expenses during the years ended November 30, 2010 and 2009 were as follows:

	Fees during	Fees during
	the year ended	the year ended
Type of Services	November 30, 2010	November 30, 2009

Audit Fees	$3,161,000	$2,037,000
Audit-related Fees	$479,000	$69,000
Tax Fees	$465,000	$600,000
All Other Fees	$—	$—

Total	$4,105,000	$2,706,000

Audit services include the audit of our annual financial statements, reviews of our quarterly financial information and consents and comfort letters. Audit-related services primarily include assistance in understanding and applying financial accounting and reporting standards and accounting assistance with regard to proposed transactions. Tax services are tax planning, tax compliance services and tax return preparation. All other fees are fees that do not fall into the specific types of services.

Audit Committee Pre-Approval Policy

The Audit Committee Charter requires that the Audit Committee pre-approve all auditing services (including providing comfort letters in connection with securities offerings) and non-audit services (including tax services) provided to us or our subsidiaries by our independent registered public accounting firm, except for non-audit services covered by a de minimus exception in Section 10A of the Securities Exchange Act of 1934. During fiscal 2010, the Audit Committee pre-approved all services provided by Deloitte.

Auditor Independence

Our Audit Committee has been informed of the types of services that Deloitte has provided to us and has determined that Deloitte’s providing those services to us is compatible with Deloitte maintaining its independence from us.

Report of the Audit Committee

The following statement is furnished by the Audit Committee of Lennar Corporation and is not to be incorporated by reference into any document that we file with the Securities and Exchange Commission.

Management has the primary responsibility for producing the Company’s financial statements and for implementing the Company’s financial reporting process, including the Company’s system of internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issuing a report thereon. The Audit Committee’s responsibility is to assist the Board of Directors in its oversight of the Company’s financial statements. In fulfilling its oversight responsibilities, the Audit Committee reviewed the Company’s audited financial statements for the year ended November 30, 2010 with management, including a discussion of the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

During the course of fiscal 2010, management undertook the testing and evaluation of the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management and Deloitte & Touche LLP at each Audit Committee meeting. At the conclusion of the process, the Audit Committee reviewed the report of management contained in the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2010 that has been filed with the Securities and Exchange Commission, as well as Deloitte & Touche LLP’s Reports of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K related to its audits of: (i) the consolidated financial statements and schedule thereto and (ii) the effectiveness of internal control over financial reporting. The Audit Committee continues to oversee the Company’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation in fiscal 2011.

The Audit Committee has discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor’s Communication with those Charged with Governance. The Audit Committee has received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by the PCAOB Ethics and Independence Rule 3526, “Communication with Audit Committee Concerning Independence,” and has discussed with Deloitte & Touche LLP the firm’s independence. The Audit Committee has also considered whether the providing of audit-related and other non-audit services by Deloitte to the Company is compatible with maintaining the firm’s independence.

The Audit Committee has evaluated the independent registered public accounting firm’s role in performing an independent audit of the Company’s financial statements in accordance with the standards of the PCAOB and applicable professional and firm auditing standards, including quality control standards. The Audit Committee has received assurances from the independent registered public accounting firm that the audit was subject to its quality control system for its accounting and auditing practice in the United States. The independent registered public accounting firm has further assured the Audit Committee that its engagement was conducted in compliance with professional standards and that there was appropriate continuity of personnel working on the audit and availability of national office consultation to conduct the relevant portions of the audit.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors and the Company’s management that the audited financial statements be included in the Annual Report on Form 10-K for the Company’s fiscal year ended November 30, 2010 that was filed with the Securities and Exchange Commission. By recommending to the Board of Directors and the Company’s management that the audited financial statements be so included, the Audit Committee is not opining on the accuracy, completeness or presentation of the information contained in the audited financial statements.

Audit Committee:
 Sherrill W. Hudson, Chairperson;
Irving Bolotin;
Steven L. Gerard;
R. Kirk Landon

Proposal 1: Election of Directors

Our Board of Directors, upon recommendation of its Nominating and Corporate Governance Committee, has designated the nine persons described in the section of this proxy statement captioned “Board of Directors” as nominees for election as Directors to serve until the next annual meeting of our stockholders. All of the nominees are currently serving as Directors of our company. Directors will be elected by a plurality of the votes cast with regard to the election of Directors. The persons named in the enclosed proxy will vote the proxies they receive for the election of all the Board nominees, except to the extent that a particular proxy withholds authorization to vote for one or more nominees. Each of the Board nominees has indicated that he or she is willing and able to serve as a Director. If, before the Annual Meeting, any nominee becomes unable to serve, an event that is not anticipated by the Board of Directors, either the number of directors constituting the entire Board will be reduced or the proxies will be voted for the election of a substitute nominee that the Board of Directors will designate based upon a recommendation from its Nominating and Corporate Governance Committee. We provide biographical information about each nominee for Director in the section of this proxy statement captioned “Biographical Information about Our Director Nominees.”

Our Board of Directors unanimously recommends a vote FOR the election of each of the nominees for Director described above. Proxies that are executed and returned will be voted FOR the election of each of those nominees, except to the extent that particular proxies contain instructions not to vote for particular nominees.

Proposal 2: Advisory Vote on the Company’s Compensation of Named Executive Officers

Section 14A(a)(1) of the Securities Exchange Act of 1934, which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that not less frequently than once every three years a proxy for an annual or other meeting of shareholders which is required by the SEC’s proxy solicitation rules to include disclosure of executive compensation must include a separate resolution subject to shareholder vote to approve the compensation of executives as disclosed pursuant to the applicable SEC disclosure requirement. A new SEC rule will require that this vote relate to the compensation of the named executive officers In compliance with the requirement of Section 14A(a)(1) and SEC Rule 14a-21(a), at the Annual Meeting of Stockholders, our stockholders will be asked to vote for or against, or to abstain from voting with regard to, approval of a resolution stating:

RESOLVED, that the stockholders of Lennar Corporation approve the compensation of the named executive officers described in the Proxy Statement dated March 3, 2011 relating to the Corporation’s 2011 Annual Meeting of Stockholders.

This Proxy Statement, and in particular the sections of this Proxy Statement captioned “Compensation Committee,” “Effects of our Compensation Programs on Risk,” “Executive Compensation,” (including the subsections captioned “Compensation Discussion and Analysis,” “Summary Compensation Table,” “Grants of Planned-Based Awards,” “Outstanding Equity Awards at Fiscal-Year End,” and “Option Exercises and Stock Vested,”) and “Compensatory Plans and Arrangements,” contains a substantial amount of information relating to how we compensate our named executive officers. You should carefully read the information in those sections in order to decide how to vote with regard to this Proposal.

The resolution that is the subject of this Proposal will be deemed to be approved by the stockholders if a majority of the votes cast with regard to the resolution are cast in favor of it.

Vote not Binding

Section 14A(c) of the Securities Exchange Act states that a shareholder vote of the type referred to in Section 14A(a) (i.e., a vote on executive compensation of the type that is the subject of this Proposal) shall not be binding on the issuer or the Board of Directors of the issuer and may not be construed —

(1)	As overruling a decision by such issuer or Board of Directors.

(2)	To grant or imply any change in the fiduciary duties of such issuer or Board of Directors.

(3)	To grant or imply any additional fiduciary duties for such issuer or Board of Directors; or

(4)	To restrict or limit the ability of shareholders to make proposals for resolutions in proxy materials relating to executive compensations.

In other words, the vote that is the subject of this Proposal will not be binding upon us or upon our Board or its Compensation Committee. Accordingly, even if a majority of the votes cast by our stockholders with regard to the resolution are cast against it, our Board of Directors and its Compensation Committee will not be required to cause us to change our compensation programs, and even if a majority of the votes cast with regard to the resolution are cast in favor of it, our Board of Directors and its Compensation Committee will not be precluded from changing our compensation programs. Nonetheless, if the vote on executive compensation indicates a clear stockholder preference, the Board of Directors and the Compensation Committee would consider that in setting executive compensation for next year.

Our Board of Directors unanimously recommends a vote FOR the proposal to approve the compensation of named executive officers described in this proxy statement. Proxies that are executed and returned will be voted FOR that proposal, except to the extent that particular proxies contain instructions to vote against, or to abstain from voting with regard to, that proposal.

Proposal 3: Advisory Vote on Frequency of Votes on the Company’s Compensation of Executive Officers

As noted in the discussion of Proposal 2, Section 14A(a)(1) of the Securities Exchange Act of 1934, which was added by the Dodd-Frank Wall Street Reform and Consumer Protection act of 2010, requires that not less frequently than once every three years a proxy for an annual or other meeting of shareholders which is required by the SEC’s proxy solicitation rules to include disclosure of executive compensation must include a separate resolution subject to shareholder vote to approve the compensation of executives as disclosed pursuant to the applicable SEC disclosure requirement. Section 14A(a)(2) of the Securities Exchange Act (also added by the Dodd-Frank Act) requires that not less frequently than once every six years, a proxy for an annual or other meeting of shareholders for which the SEC’s proxy solicitation rules require compensation disclosure shall include a separate resolution to determine whether votes on resolutions approving executive compensation (i.e., “say-on-pay” votes) will occur every 1, 2 or 3 years. However, although a vote on the frequency of shareholder approvals is only required once every six years, Section 14A(a)(3)(B) requires that a vote on frequency be included in the Proxy Statement for the first annual or other meeting occurring after the end of the six month period beginning on the date of enactment of the Dodd-Frank Act (i.e., the first meeting occurring after January 21, 2011).

Our Board of Directors has determined to hold a shareholder vote on compensation of executive officers at every Annual Meeting. Although our Board of Directors could change that, and might do so if the stockholders vote in favor of less frequent votes on compensation of executive officers, our Board of Directors has no current intention of doing so.

The form of proxy relating to our 2011 Annual Meeting of Stockholders enables stockholders to vote, by checking the appropriate box, to have the vote on executive compensation take place every 1 year, every 2 years or every 3 years, or to abstain from voting. We will view whichever of 1 year, 2 years or 3 years receives the greatest number of votes as being the frequency that is favored by our stockholders.

Vote not Binding

As is the case with regard to the shareholder vote to approve executive compensation, Section 14A(c) of the Securities Exchange Act states that a shareholder vote of the type referred to in Section 14A(a)(2) (i.e., a vote on frequency of the type that is the subject of this Proposal) shall not be binding on the issuer or the Board of Directors of the issuer and may not be construed —

(1)	As overruling a decision by such issuer or Board of Directors.

(2)	To grant or imply any change in the fiduciary duties of such issuer or Board of Directors.

(3)	To grant or imply any additional fiduciary duties for such issuer or Board of Directors; or

(4)	To restrict or limit the ability of shareholders to make proposals for resolutions in proxy materials relating to executive compensations.

In other words, the vote that is the subject of this Proposal will not be binding upon us or upon our Board. Accordingly, even if a majority of the votes cast by our stockholders are cast in favor of having votes on compensation of executive officers be less frequent than every one year, our Board of Directors will not necessarily cause us to reduce the frequency of those votes. Nonetheless, if the vote on how frequently the stockholders should vote on executive compensation indicates a clear stockholder preference for voting less frequently than every year, the Board of Directors would consider that in deciding whether to change its decision to have a vote on compensation of executive officers every year.

Our Board of Directors unanimously recommends a vote in favor of our having an advisory vote on the compensation of our executive officers every ONE year. Proxies that are executed and returned will be voted vote in favor of our having an advisory vote on the compensation of our executive officers every ONE year, except to the extent that particular proxies contain instructions to vote for a different frequency of advisory votes or to abstain from voting with regard to the frequency of advisory votes.

Proposal 4: Amendments to Sections 7.1 through 7.4 of our Bylaws

Prior to January 12, 2011, our officers included Stuart A. Miller as President and chief executive officer and Rick Beckwitt as Executive Vice President. At a meeting held on January 12, 2011, our Board of Directors voted to elect Rick Beckwitt to hold the title of President and to have Stuart A. Miller hold the title of Chief Executive Officer, subject to our stockholders’ approving the amendments to our Bylaws that are the subject of this proposal.

The provisions of our Bylaws relating to officers, which are in relevant part essentially unchanged since those Bylaws were adopted in 1970, provide that our executive officers will be a President, a Vice President, a Secretary and a Treasurer, and in the Board’s discretion, a Chairman of the Board, additional vice presidents and one or more assistant secretaries and assistant treasurers. Those Bylaws further provide that the President shall be a member of the Board of Directors and the chief executive officer of the Corporation. Accordingly, unless our Bylaws are amended, Stuart A. Miller cannot be our chief executive officer unless he is our President.

Normally, our Board of Directors has the power to amend our Bylaws. However, our Bylaws provide that Sections 7.1 through 7.4 of Article VII (which relate, among other things, to the officers we may have and the role of the President), and Article XI (the provision regarding amendments of the Bylaws) may only be altered, amended or repealed with the affirmative vote of a majority of our outstanding stock that is allowed to vote in elections of directors. Therefore, it is proposed that our stockholders approve amendments to Article VII of our Bylaws (the Article captioned “Officers”) so that

•	The officers of the Corporation will be a President, a Secretary and a Treasurer and the Board of Directors may also elect a Chief Executive Officer, a Chairman of the Board, a Vice Chairman of the Board, one or more Vice Presidents, one or more Assistant Secretaries or Assistant Treasurers and such other officers as the Board may from time to time deem advisable.

•	The Chief Executive Officer, if any, will be the chief executive officer of the Corporation.

•	If there is no Chief Executive Officer, the President will be chief executive officer of the Corporation.

•	The Chief Executive Officer of the Corporation will be a member of the Board of Directors and will preside over any meetings of our stockholders at which none of a Chairman of the Board, a Vice Chairman of the Board, or a Lead Director is present

•	The officers of the Corporation, other than the Chairman of the Board, the Chief Executive Officer and the President, will have such powers and perform such duties as generally pertain to their respective offices and as from time to time may be prescribed by the Board of Directors or the chief executive officer of the Corporation.

•	The Board of Directors may assign to officers or others descriptive titles (such as chief operating officer, chief financial officer, principal accounting officer or general counsel) and may assign to vice presidents designations of priority (such as executive vice president, senior vice president or first vice president) or function (such as vice president — finance or a regional vice president).

Sections 7.1 through 7.4 of our Bylaws, as they are proposed to be amended, appear in their entirety as Exhibit 1 to this Proxy Statement.

If our stockholders approve the amendments to our Bylaws enabling us to have an officer with the title Chief Executive Officer who will be our chief executive officer, there will have to be conforming changes to several provisions of our Bylaws that are not in Article VII. Our Board of Directors has voted to make those changes, effective if and when our stockholders approve the amendments to Sections 7.1 through 7.4. In addition, our Board of Directors expects to add a new Article VI to our Bylaws, codifying our current practice of having our independent directors meet separately from time to time and having one independent director designated as the Lead Director. Among other things, this will result in the current Article VII (which is the subject of this Proposal) being renumbered “Article VIII” and the current Article XI (which is the subject of Proposal 5) being renumbered “Article XII.”

Required Vote

Approval of the Proposal to amend Sections 7.1 through 7.4 of our Bylaws requires the affirmative vote of a majority of our outstanding stock that is entitled to vote in elections of directors. Abstentions and broker non-votes will have the same effect as negative votes with regard to the proposal to amend Sections 7.1 through 7.4 of our Bylaws. Stuart A. Miller, who has the power to vote shares held by his family that are entitled to approximately 46.1% of the votes that can be cast in an election of directors, has said that those shares will be voted in favor of the proposed amendments to Sections 7.1 through 7.4 of the Bylaws.

Our Board of Directors unanimously recommends a vote FOR the proposal to approve amendments to Sections 7.1 through 7.4 of our Bylaws. Proxies that are executed and returned will be voted FOR that proposal, except to the extent that particular proxies contain instructions to vote against, or to abstain from voting with regard to, that proposal.

Proposal 5: Amendment to Article XI of our Bylaws.

Article XI of our Bylaws, which governs amendments to the Bylaws, provides that, with three exceptions, the Bylaws may be altered, amended or repealed and new Bylaws may be adopted by the holders of our Class A and Class B common stock, voting as provided in our Certificate of Incorporation, or by a majority vote of our Directors. The exceptions are that Sections 7.1 through 7.4 (which relate to the officers we may have and the duties of the President) and Article XI (which relates to bylaw amendments) may only be altered, amended or repealed with the affirmative vote of a majority of the stock entitled to vote in elections of directors, and Section 5.3 (which relates to the Independent Directors Committee) may only be altered, amended or repealed with the approval of the Independent Directors Committee or with the affirmative vote of holders of a majority of the shares of our Class A common stock (voting separately) which are voted with regard to the alteration, amendment or repeal.

The requirement that our stockholders approve amendments to what now are Sections 7.1 through 7.4 and Article XI of our Bylaws was inserted in the Bylaws by our stockholders in 1985 in connection with a proposal to amend Article VI of our Certificate of Incorporation and what at that time was Article IV of our Bylaws to provide for a classified Board of Directors (i.e., to provide that one-third of our Directors would be elected each year to serve for a three year term) and to limit the maximum number of directors. Referring to the proposed amendment to Article XIII of the Bylaws (the predecessor of the current Article XI), the proxy statement relating to the 1985 Annual Meeting of Stockholders said “If the proposed amendments to the By-Laws are adopted, an amendment to the By-Laws to eliminate classification of the Board of Directors or the limit on the maximum number of directors would require approval of the holders of a majority of the shares entitled to vote on it, . . .” However, instead of requiring a stockholder vote to amend Sections 1, 2, 3 and 4 of Article IV of the Bylaws, the amendment to Article XIII required a stockholder vote to amend Sections 1, 2, 3 and 4 of Article VI, which related to the officers we may have and the duties of the President, and which now are Sections 7.1 through 7.4 of our Bylaws.

We no longer have a classified Board of Directors. In 2008, our stockholders approved removal of the provision of our Certificate of Incorporation regarding classification of the Board, and our Board removed the provisions of our Bylaws regarding classification of the Board. Accordingly, the bylaw provisions that the shareholder voting requirement were intended to protect no longer exist. Our Board of Directors does not believe there is a reason to treat amendments to our Bylaws relating to the officers we may have and the duties of the President any differently from any other provision of the Bylaws. Therefore, our Board recommends that our stockholders approve an amendment to Article XI removing the requirement that amendments to any of Sections 7.1 through 7.4 be approved by your stockholders. Article XI, as it is proposed to be amended, is Exhibit 2 to this Proxy Statement.

Required Vote

Approval of the Proposal to amend Article XI of our Bylaws requires the affirmative vote of a majority of our outstanding stock that is entitled to vote in elections of directors. Abstentions and broker non-votes will have the same effect as negative votes with regard to the proposal to amend Article XI of our Bylaws. Stuart A. Miller, who has the power to vote shares held by his family that are entitled to approximately 46.1% of the votes that can be cast in an election of directors, has said that those shares will be voted in favor of the proposed amendment to Article XI of the Bylaws.

Our Board of Directors unanimously recommends a vote FOR the proposal to approve the amendment to Article XI of our Bylaws. Proxies that are executed and returned will be voted FOR that proposal, except to the extent that particular proxies contain instructions to vote against, or to abstain from voting with regard to, that proposal.

Proposal 6: Ratification of Selection of Independent Registered Public Accounting Firm

The Audit Committee of our Board has selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending November 30, 2011, and the Board has directed that management submit the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for ratification by the stockholders at the annual meeting. Deloitte & Touche LLP has been the Company’s independent registered public accounting firm since fiscal 1994. Information about the fees paid to Deloitte during our 2009 and 2010 fiscal years can be found in the section of this proxy statement captioned “Independent Registered Public Accounting Firm.”

Neither the Company’s Bylaws nor any other governing documents or law require stockholder ratification of the selection of the Company’s independent registered public accounting firm. However, the Board is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of what it believes to be good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of a majority of the votes that are cast with regard to the proposal will be required to ratify the selection of Deloitte & Touche LLP. Abstentions and broker non-votes will not be counted for any purpose in determining whether this proposal has been approved.

Our Board of Directors unanimously recommends a vote FOR the proposal to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm. Proxies that are executed and returned will be voted FOR that proposal except to the extent that particular proxies contain instructions to vote against, or to abstain from voting with regard to, that proposal.

Proposal 7: Stockholder Proposal Regarding the Company’s Building Practices

This stockholder proposal is sponsored by The Nathan Cummings Foundation and by the Central Laborers’ Pension Fund. The address of, and the number of voting securities held by, each of those stockholders will be provided to any stockholder upon oral or written request made to our General Counsel. Lennar Corporation is not responsible for the content of this stockholder proposal or the statement in support of the proposal.

The Proposal

STATEMENT IN SUPPORT

The Intergovernmental Panel on Climate Change (IPCC) recently concluded that warming of the climate system is unequivocal and that human activity is the main cause. Debate surrounding climate change now focuses not on whether a problem exists but rather on the best means for abatement and adaptation.

The rise in average global temperatures resulting from climate change is expected to have significant adverse impacts. According to Business Week, many scientists agree that the warmer temperatures resulting from climate change are causing more powerful storms and perhaps intensifying extreme weather events including droughts and wild fires. Thermal expansion and melting ice sheets are expected to lead to rising sea levels, with significant implications for coastal communities. Rising temperatures will also impact fresh water supplies. California’s Department of Water Resources, for instance, has stated that, “Adapting California’s water management systems to climate change presents one of the most significant challenges for the 21st century.”

Climate change also has important economic implications. The Stern Review, often cited as the most comprehensive overview of the economics of climate change, estimated that the cumulative economic impacts of climate change could be equivalent to a loss of up to 20% of average world-wide consumption if action is not taken quickly. A more general pronouncement in the IPCC’s report, Climate Change 2007: Impacts, Adaptation and Vulnerability, observed that “Taken as a whole, the range of published evidence indicates that the net damage costs of climate change are likely to be significant and to increase over time.”

According to the Washington Post, “Buildings are the largest source of the greenhouse-gas emissions that are causing global warming, and in the United States, half of building-related emissions are from houses.” The EPA estimates that the residential end-use sector accounted for 21% of CO2 emissions from fossil fuel combustion in 2008.

With residential end-use accounting for such a high proportion of GHG emissions stemming from fossil fuel combustion, a number of studies have focused on energy efficiency improvements in residential dwellings as a potential source of emission reductions. One study in The McKinsey Quarterly found that nearly a quarter of cost-effective GHG abatement potential involves efficiency-enhancing measures geared at reducing demand in the buildings and transportation sectors. A second McKinsey study concluded that the residential sector represents the single-largest opportunity to raise energy productivity, noting that, “The adoption of available technologies (including high-efficiency building shells, compact fluorescent lighting, and high-efficiency water heating) would cut ... end-use demand for energy by 32 QBTUs in 2020, equivalent to 5 percent of global end-user demand in that year.”

The Proposed Stockholder Resolution

RESOLVED:  Shareholders request that the Board of Directors adopt quantitative goals, based on available technologies, for reducing total greenhouse gas emissions from the Company’s products and operations and report to shareholders by December 31, 2011, on its plans to achieve these goals. Such a report will omit proprietary information and be prepared at reasonable cost.

Board Recommendation

The Board of Directors unanimously recommends a vote AGAINST this stockholder proposal.

Lennar Corporation shares the concerns of its stockholders, homebuyers and many others over the quality of our environment. The Department of Energy estimates that the average new home is already 30% more energy efficient than the average existing home. Proudly, Lennar continues to build its homes in accordance with, and many times in excess of, current Energy Efficiency requirements. Lennar often exceeds these requirements through the inclusion of the following features:

•	Solar: The Company is committed to Renewable Energy Generation and continues to lead the industry in the inclusion of such Programs and novel financings. Since 2006, when we began our Solar Initiative, we have:

•	Installed over 2,000 residential solar systems

•	Introduced a Solar Leasing program that allows our customers to enjoy the benefits of Solar without the upfront cost associated with its purchase.

•	Energy Efficiency: The Company regularly includes, as a standard feature, many energy efficiency measures that reduce the overall energy consumption of our homes. These include:

•	Enhanced insulation

•	Energy Star Appliances

•	Dual Glazed windows

•	Certifications: Our divisions have worked with a variety of certification programs, including:

•	Energy Star for Homes

•	Environments for Living

•	California New Solar Homes Initiative

The Company remains committed to use its new homes as a vehicle for enhanced energy efficiency. We continue to keep close watch of both the “Green” products in the market today and the level of government incentive (Federal, State and Local) which make the inclusions of such products affordable for our homebuyers. We continue to work with our advocates in the government and the environmental community to identify and implement new programs which advance the affordable installation of Green products and technologies. However, because we are ultimately guided by the preferences of our homebuyers and rapidly changing market conditions in which consumers are extremely price sensitive, we cannot commit to a quantifiable reduction in Green House Gas emissions given the nascent and rapidly changing state of this important market. That is why the Board of Directors unanimously recommends a vote AGAINST the proposal.

Our Board of Directors unanimously recommends a vote AGAINST the stockholder proposal. Proxies that are executed and returned will be voted AGAINST that proposal except to the extent that particular proxies contain instructions to vote for, or to abstain from voting with regard to, that proposal.

* * * *

Other Matters

Our management does not know of any matters other than those described in this proxy statement that will be presented to the stockholders for a vote at the Annual Meeting. If any other matters properly come before the Annual Meeting, or any adjournments of the Annual Meeting, the persons voting the management proxies will vote them in accordance with their best judgment.

Our Annual Report to Stockholders, which includes our Annual Report on Form 10-K for our fiscal year ended November 30, 2010, is being distributed to our stockholders with this proxy statement. A copy of our Annual Report on Form 10-K may be obtained, without charge, by writing to us at Lennar Corporation, Attn: Investor Relations, 700 Northwest 107th Avenue, Miami, Florida 33172, or by visiting our website at www.lennar.com.

Stockholder Proposals and Stockholder Nominations for Director

Any stockholder who wishes to present a proposal for action at our next annual meeting of stockholders or wishes to nominate a director candidate for our Board of Directors must submit such proposal or nomination in writing to the Office of the General Counsel at Lennar Corporation, 700 Northwest 107th Avenue, Miami, Florida 33172. Stockholder nominations for Director should comply with the information requirements as set forth in our Corporate Governance Guidelines. Stockholders interested in submitting a proposal for inclusion in the Proxy Statement for the 2012 Annual Meeting of Stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act. To be eligible for inclusion in our 2012 Annual Meeting Proxy Statement, stockholder proposals must be received by our Office of the General Counsel at 700 Northwest 107th Avenue, Miami, Florida 33172 no later than November 4, 2011.

In addition, in accordance with Rule 14a-4 under the Securities Exchange Act, the persons named in the proxies solicited by our management will have the right to exercise discretionary voting authority with respect to any proposal that is submitted by a stockholder after January 18, 2012 that we are not asked to include in our Proxy Statement for the 2012 Annual Meeting of Stockholders.

Communication with the Board of Directors

Anyone who wishes to communicate with our Board of Directors, a committee of the Board, the independent Directors as a group or any member of the Board, may send correspondence to the Office of the General Counsel at Lennar Corporation, 700 Northwest 107th Avenue, Miami, Florida 33172. The General Counsel will compile and submit on a periodic basis all stockholder correspondence to the entire Board of Directors, or, if and as designated in a particular communication, to a committee of the Board, the independent Directors as a group or an individual Director, as applicable.

As set forth in our Code of Business Conduct and Ethics, we require our associates to maintain the highest level of integrity in their dealings on behalf of our company and its subsidiaries. We are dedicated to the utmost ethical standards and through our corporate charters and guidelines, we remain committed and accountable to our stockholders, associates, customers and the communities in which we operate. Concerns or complaints regarding financial, accounting, auditing, code of conduct or related matters can be submitted by stockholders, associates, customers and any other interested persons, and concerns regarding questionable accounting or auditing matters can be submitted by employees, confidentially and anonymously to the Audit Committee of our Board of Directors in the following manner:

By email to:	lennar@tnwinc.com

By telephone to:	1-800-503-1531
By mail addressed to:	The Network
Attention: Lennar Corporation
333 Research Court
Norcross, GA 30092

Also, concerns about our operations, our financial reporting, our business integrity, or any other matter related to our Company, can be submitted by anyone to the non-management directors of our Board of Directors in the following manner:

By email to:	feedback@lennar.com

By telephone to:	1-800-503-1534

By Order of the Board of Directors,

/s/ Mark Sustana
Secretary and General Counsel

Miami, Florida
March 3, 2011

EXHIBIT 1

PROPOSED AMENDED SECTIONS
7.1 THROUGH 7.4 OF THE BYLAWS
(new language in italics; deletion marked by ˆ )

ARTICLE VII

Officers

7.1 The Board of Directors shall elect, as executive officers, a President, a Vice President, a Secretary and a Treasurer, and in their discretion a Chief Executive Officer, a Chairman of the Board (who does not have to be an executive of the Corporation), additional Vice Presidents, ˆ one or more Assistant Secretaries and Assistant Treasurers and such other officers as the Board may from time to time deem advisable. Such officers shall be elected annually by the Board of Directors at its first meeting following the annual meeting of stockholders, and each shall hold office until the corresponding meeting of the Board in the next year and until his successor shall have been duly elected and qualified or until he or she shall have died or resigned or shall have been removed, in the manner provided herein. The powers and duties of Secretary and Treasurer may be exercised and performed by the same person, and a Vice President may at the same time hold any other single office except that of President.

7.2 Any vacancy in any office may be filled for the unexpired portion of the term by the Board of Directors, at any regular or special meeting.

7.3 The Chairman of the Board, if any, shall be a member of the Board of Directors and shall preside at its meetings. He or she shall keep in close touch with the administration of the affairs of the Corporation, shall advise and counsel with the ˆ chief executive officer of the Corporation, and, in ˆ the absence of the chief executive officer, with other executives of the Corporation, and shall perform such other duties as may from time to time be assigned to him or her by the Board of Directors.

7.4 The Chief Executive Officer, if any, will be the chief executive officer of the Corporation. If there is no Chief Executive Officer, the President will be the chief executive officer of the Corporation. The chief executive officer of the Corporation will be a member of the Board of Directors and will preside over any meetings of the stockholders at which the none of a Chairman of the Board, a Vice Chairman of the Board or a Lead Director is present. Subject to the direction of the Board of Directors, the chief executive officer of the Corporation will have and exercise direct charge of and general supervision over the business and affairs of the Corporation and will perform all duties incident to ˆ being the chief executive officer of a corporation, and such other duties as from time to time may be assigned to him or her by the Board of Directors.

EXHIBIT 2

PROPOSED AMENDED
ARTICLE XI OF THE BYLAWS
(Deletion marked by ˆ )

ARTICLE XI

Amendments

11.1 ˆ These By-Laws may be altered, amended or repealed and new By-Laws adopted by the holders of the Class A common stock and the Class B common stock of the Corporation voting as provided in the Corporation’s Certificate of Incorporation, or by the Board of Directors by a majority vote at any meeting called for that purpose, except that Section 5.3 of these By-Laws may only be altered, amended or repealed with the approval of the Independent Directors Committee or with the affirmative vote of the holders of a majority of the shares of Class A common stock (voting separate and apart from the Class B common stock) which are voted with respect to the alteration, amendment or repeal.

LENNAR CORPORATION
ATTN: LEGAL DEPARTMENT
700 N.W. 107TH AVENUE
MIAMI, FL 33172
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M29768-P06675                                KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.                     DETACH AND RETURN THIS PORTION ONLY

LENNAR CORPORATION	For	Withhold	For All
	All	All	Except
The Board of Directors recommends you vote FOR the following:
Vote on Directors	☐	☐	☐

1.	Election of Directors
Nominees:
	01) Irving Bolotin	06) Sidney Lapidus
	02) Steven L. Gerard	07) Stuart A. Miller
	03) Theron I. “Tig” Gilliam	08) Donna E. Shalala
	04) Sherrill W. Hudson	09) Jeffrey Sonnenfeld
05) R. Kirk Landon

Vote on Proposals

The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain

2.	To approve the Company’s compensation of executive officers (a non-binding say-on-pay vote).	☐	☐	☐

The Board of Directors recommends you vote FOR 1 year on the following proposal:		1 Year	2 Years	3 Years	Abstain

3.	To have an advisory vote on the Company’s compensation of executive officers once every 1, 2 or 3 years (a non-binding say-on-frequency vote).	☐	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

Please indicate if you plan to attend this meeting.	☐	☐
	Yes	No
Please sign your name exactly as it appears above. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

To withhold authority to vote for any individual nominee(s) mark “For All Except” and write the number(s) of the withheld nominee(s) on the line below.

The Board of Directors recommends you vote FOR the following proposals:	For	Against	Abstain

4. To approve proposed amendments to Sections 7.1 through 7.4 of the Company’s Bylaws.	☐	☐	☐

5. To approve a proposed amendment to Article XI of the Company’s Bylaws.	☐	☐	☐

6. To ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending November 30, 2011.	☐	☐	☐

The Board of Directors recommends you vote AGAINST the following proposal:	For	Against	Abstain

7. Stockholder proposal regarding the Company’s building practices.	☐	☐	☐

NOTE: In the proxy holders best judgment with respect to any other matters that properly come to a vote at the annual meeting.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M29769-P06675
LENNAR CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF LENNAR CORPORATION
ANNUAL MEETING OF STOCKHOLDERS
ON APRIL 13, 2011
The undersigned appoint(s) Stuart A. Miller, Bruce E. Gross and Mark Sustana, or any of them, as proxies, each with the power to appoint a substitute, and authorize(s) them to represent the undersigned and to vote, as designated on the reverse side of this proxy card, all of the shares of Class A common stock (LEN) and Class B common stock (LEN.B) of Lennar Corporation that the undersigned is/are entitled to vote at the Annual Meeting of Stockholders of Lennar Corporation to be held at 11:00 a.m. Eastern Time on Wednesday, April 13, 2011 at 700 Northwest 107th Avenue, Second Floor, Miami, Florida, 33172 and any adjournment or postponement of that meeting.
     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES, FOR PROPOSAL 2, FOR A 1 YEAR FREQUENCY WITH REGARD TO PROPOSAL 3, FOR PROPOSALS 4, 5 AND 6, AGAINST PROPOSAL 7, AND IN THE DISCRETION OF THE PROXY HOLDERS WITH REGARD TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS OF THE MEETING.
     PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
CONTINUED AND TO BE SIGNED ON REVERSE SIDE

*** Exercise Your Right to Vote ***
IMPORTANT NOTICE Regarding the Availability of Proxy Materials for the
Shareholder Meeting to Be Held on April 13, 2011.

LENNAR CORPORATION

LENNAR CORPORATION
ATTN: LEGAL DEPARTMENT
700 N.W. 107TH AVENUE
MIAMI, FL 33172

Meeting Information
Meeting Type:   Annual

For holders as of:   February 16, 2011

Date:   April 13, 2011          Time: 11:00 a.m., EDT

Location:  LENNAR CORPORATION

                   700 Northwest 107th Avenue

                   Second Floor

                   Miami, Florida, 33172
You are receiving this communication because you hold shares in the above named company.
This is not a ballot. You cannot use this notice to vote these shares. This communication only presents an overview of more complete proxy materials, which contain important information and are available on the Internet or by mail. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).
We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

— Before You Vote —
How to Access the Proxy Materials
Proxy Materials Available to VIEW or RECEIVE:
NOTICE AND PROXY STATEMENT                      ANNUAL REPORT
How to View Online:
Have the information that is printed in the box marked by the arrow ▶ XXXX XXXX XXXX (located on the following page) and visit: www.proxyvote.com.
How to Request and Receive a PAPER or E-MAIL Copy:
If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:
1) BY INTERNET:       www.proxyvote.com
2) BY TELEPHONE:   1-800-579-1639
3) BY E-MAIL*:           sendmaterial@proxyvote.com
*     If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow ▶ XXXX XXXX XXXX (located on the following page) in the subject line.
Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before March 30, 2011 to facilitate timely delivery.
— How To Vote —
Please Choose One of the Following Voting Methods
Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.
Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow ▶ XXXX XXXX XXXX available and follow the instructions.
Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Voting Items
The Board of Directors recommends
you vote FOR the following:
1.	Election of Directors

Nominees:

01) Irving Bolotin	06) Sidney Lapidus
02) Steven L. Gerard	07) Stuart A. Miller
03) Theron I. “Tig” Gilliam	08) Donna E. Shalala
04) Sherrill W. Hudson	09) Jeffrey Sonnenfeld
05) R. Kirk Landon
The Board of Directors recommends
you vote FOR the following proposal:
2.	To approve the Company’s compensation of executive officers (a non-binding say-on-pay vote).
The Board of Directors recommends you
vote for 1 year on the following proposal:
3.	To have an advisory vote on compensation of executive officers once every 1, 2 or 3 years (a non- binding say-on-frequency vote).
The Board of Directors recommends you
vote FOR the following proposals:
4.	To approve proposed amendments to Sections 7.1 through 7.4 of the Company ’s Bylaws.

5.	To approve a proposed amendment to Article XI of the Company ’s Bylaws.

6.	To ratify the selection of Deloitte & Touche LLP as the Company ’s independent registered public accounting firm for the Company ’s fiscal year ending November 30, 2011.
The Board of Directors recommends you
vote AGAINST the following proposal:
7.	Stockholder proposal regarding the Company’s building practices; and
NOTE: In the proxy holders best judgment with respect to any other matters that properly come to a vote at the annual meeting.